UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form SB — 2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DIRT MOTOR SPORTS, INC.
(Name of Small Business Issuer in Its Charter)

DELAWARE	6770	84-0953839
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
3600 W. Main Street
Suite 150
Norman, Oklahoma 73072
Ph: (405) 360-0858
(Address and Telephone Number or Principal Executive Offices)
Brian M. Carter
3600 W. Main Street
Suite 150
Norman, Oklahoma 73072
Ph: (877) 5-RACING
(Name, Address and Telephone Number of Agent for Service)
With copies to:
Jackson Walker L.L.P.
Attention: Richard F. Dahlson, Esq.
2435 N. Central Expressway, Suite 600
Richardson, Texas 75080
Ph: (972) 744-2900
Fax: (972) 744-2909
      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.     ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed
Title of Each Class of	Amount to be	Offering	Maximum Aggregate	Amount of
Securities to be Registered	Registered	Price per share(1)	Offering Price	Registration Fee

Common Stock	19,621,861	$3.00	$58,865,583	$6,298.62

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS
      29,168,726 shares of common stock of Dirt Motor Sports, Inc. (par value $0.0001 per share) This is an offering of 29,168,726 shares of common stock by the selling stockholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.
      The selling stockholders may, but are not obligated to, offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying shares of our common stock.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
      Our shares of common stock are traded on the NASD’s Over-the-Counter Bulletin Board under the symbol “DMSP.”
      The date of this prospectus is                     , 2006.
ABOUT THIS PROSPECTUS
      You should rely only on the information contained in this document or any other document to which we refer you. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in a jurisdiction where the offer or sale is not permitted. The information contained in this document is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY
      This summary highlights selected information about us and the offering that is contained elsewhere in this prospectus. You should read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors” and the financial statements and related notes included elsewhere in this prospectus, as well as the other documents to which we refer you. Except as otherwise indicated by the context, references in this prospectus to “the Company,” “Boundless,” “DIRT,” “we,” “us” and “our” mean Dirt Motor Sports, Inc. and its wholly owned subsidiaries, and in each case do not include the selling stockholders. Subsequent to the acquisition of DIRT Motorsports, Inc. in 2004, the Company began operating under the d/b/a name DIRT MotorSports and in July 2005, the Company reincorporated in Delaware and changed the Company’s name from “Boundless Motor Sports Racing, Inc.” to “Dirt Motor Sports, Inc.”
Our Business
      We are a leading marketer and promoter of automotive motorsports entertainment in the United States. Our motorsports subsidiaries operate 7 dirt motorsports tracks (4 are owned and 3 facilities are under short term lease agreements) in New York, Pennsylvania and Florida. We own and operate four of the premier sanctioning bodies in dirt motorsports: the World of Outlawstm, DIRT MotorSportstm, United Midwestern Promoters (UMP) and the Mid America Racing Series (MARS). Through these sanctioning bodies we organize and promote 16 national and regional racing series including the World of Outlaw Sprint Series and the World of Outlaws Late Model Series and we expect to sanction races at nearly 200 tracks across the United States and Canada.
      On February 4, 2004, the Company completed the acquisition of substantially all the assets of the World of Outlaws, Inc. (“World of Outlaws”). Prior to this event, the Company was devoting substantially all of its efforts to establishing the business and was therefore a development stage enterprise until February 4, 2004.
      During the fiscal year ended September 30, 2004, the Company entered into a series of related transactions resulting in the acquisition of 100% of the outstanding stock of DIRT Motorsports, Inc. (“DIRT”) and two affiliated race tracks.
      On December 5, 2004, the Company acquired all of the outstanding membership interest in United Midwestern Promoters Motorsports, LLC (“UMP”).
      On November 7, 2004, the Company entered into an Asset Purchase Agreement to acquire substantially all of the assets of Lernerville Speedway, Inc. (“LSI”). This acquisition was completed in March 2005.
      On March 10, 2005, the Company entered into and consummated an Asset Purchase Agreement pursuant to which the Company acquired all of the assets related to the business of sanctioning and conducting the dirt track racing events known as the Mid America Racing Series (“MARS”).
      On June 30, 2005, the Company acquired substantially all of the assets of Volusia Speedway Park, Inc., (“Volusia Speedway”).
      We are continuing to focus our efforts as a dirt track style racing and sports entertainment company that seeks to acquire and operate motor sports sanctioning bodies and venues.
Our Corporate Information
      We were incorporated in Colorado in 1983 under the name Moonstone, Inc., for the primary purpose of seeking acquisitions of businesses or properties. Our initial activities were directed toward acquiring operating capital. We changed our name to The Entity, Inc. in 1991.
      In August 2003, we completed the acquisition of Boundless Motor Sports Racing, Inc., a Nevada corporation, and GPX Partners, LLC, a Texas limited liability company, each of which became our wholly owned subsidiaries. Subsequent to these acquisitions, we changed our name to Boundless Motor Sports Racing, Inc. and changed the name of our Boundless Motor Sports subsidiary to Boundless Track Operations, Inc.
      We continued as a Development Stage company until February 2004, at which time, we acquired World of Outlaws, Inc., a motor sports dirt race sanctioning body.
      In July 2005, we reincorporated as a Delaware corporation. This reincorporation was accomplished through a merger of the Company with and into a newly formed wholly-owned subsidiary, Dirt Motor Sports, Inc.
      In 2005, we changed our fiscal year end from September 30, to December 31.
      Our corporate headquarters is located at 3600 W. Main Street, Suite 150, Norman, Oklahoma 73072. Our telephone number is (877) 572-2464.
THE OFFERING
      This prospectus concerns an offering of up to 19,621,861 Shares by the selling stockholders. We are not offering or selling any of the shares. We have registered this offering in compliance with registration rights which we granted to the selling stockholders when we sold the Shares to them. The selling stockholders are not required to sell the shares; sales of the shares are entirely at the discretion of each selling stockholder.
      The shares consist of 3,883,189 shares of common stock purchased by the selling stockholders in a private transaction which were previously issued and outstanding, together with 10,815,584 additional Shares of our common stock issuable upon conversion of our Series D Preferred Stock and 4,923,088 shares of common stock issuable upon the exercise of warrants to purchase our common stock that were issued in connection with the Series D Preferred Stock or were previously outstanding.
      Under the terms of the warrants, the holders thereof may not exercise the warrants to the extent such exercise would cause any such holder, together with its affiliates, to have acquired a number of shares of common stock that would exceed either 4.999% or 9.999% of our then outstanding common stock, including for purposes of such determination shares issuable upon exercise of the warrants. The restriction that prevents such holders, together with its affiliates, from acquiring a number of Shares that would exceed 4.999% of our then outstanding common stock may be waived by the holder of the warrant. The selling stockholders may sell the shares either on the open market at the market price in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. We will not receive any of the proceeds of sale of the Shares nor pay any broker commissions in connection with such sales. We will pay the costs of registering the offer and sale of the shares with the Commission and any required state securities agencies.

Common stock offered in this offering	3,883,189 shares of common stock previously issued and outstanding, 10,815,584 shares of our common stock issuable upon conversion of our Series D Preferred Stock, 4,923,088 shares of our common stock issuable upon the exercise of warrants

Common stock to be outstanding after this offering	We have agreed to use our best efforts to keep this Registration Statement effective until the earlier of (i) all the shares of the selling stockholders registered under this Registration Statement have been sold or (ii) all of the Shares of the selling stockholders registered under this Registration Statement may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act.

Terms of Offering	We will not receive any of the proceeds from any sale of the Shares offered by this prospectus by the selling stockholders.

Use of proceeds	To the extent the selling stockholders exercise their warrants for cash, we intend to use the proceeds we receive from such exercises for general corporate purposes.

Trading Symbol	“DMSP.OB”

(1)	Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 13,930,479 shares of our common stock outstanding as of May 30, 2006. Shares of common stock to be outstanding after this offering assumes that all shares registered under this prospectus are acquired and sold by the selling stockholders. Unless the context indicates otherwise, all other share and per-share information in this prospectus assumes no exercise of warrants or other rights to acquire our common stock outstanding as of May 30, 2006.

Summary Historical Consolidated Financial Information
      In the table below, we provide you with historical summary financial data for the two years ended September 30, 2005 and 2004, and for the Transition Period Ended December 31, 2005 derived from our audited consolidated financial statements included elsewhere in this prospectus, along with historical summary financial data for the three months ended March 31, 2006 and 2005 and the quarter ended December 31, 2004, derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.
DIRT MOTOR SPORTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Transition		Year Ended
	March 31,		Period Ended	Quarter Ended	September 30,
			December 31,	December 31,
	2006	2005	2005	2004	2005	2004

Total revenues	$2,020,067	$1,291,029	$1,970,037	$1,786,233	$12,517,859	$3,601,347
Loss from operations	(3,200,789)	(1,576,713)	(2,716,330)	(1,491,296)	(14,355,779)	(6,708,715)
Net (loss)	$(4,866,721)	$(1,990,690)	$(3,792,256)	$(2,545,770)	$(19,693,237)	$(7,707,179)
Net (loss) applicable to common stock	$(4,866,721)	$(14,908,491)	$(3,792,256)	$(2,545,770)	$(32,611,038)	$(19,347,330)
Net (loss) applicable to common stock per common share, basic and diluted	$(0.42)	$(1.03)	$(0.32)	$(0.18)	$(2.40)	$(1.11)
      The table below sets forth a summary of our consolidated balance sheet data as of December 31, 2005, derived from our audited consolidated financial statements included elsewhere in this prospectus, along with the historical summary financial data as of March 31, 2006, derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited proforma balance sheet data as of March 31, 2006 and gives effect to the issuance of the Series D Preferred Stock, warrants and the repayment or conversion of the Company’s promissory notes on such date.

	Proforma
	March 31,	March 31,	December 31,
	2006	2006	2005

Cash and cash equivalents	9,342,293	$320,427	$18,645
Total current assets	11,477,435	1,284,287	807,632
Total assets	23,230,779	14,208,913	13,775,326
Total current liabilities	2,973,903	12,751,394	9,771,283
Total liabilities	8,226,851	18,004,342	15,065,157
Total stockholders equity (deficit)	15,003,928	(3,795,429)	(1,289,831)

RISK FACTORS
      Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.
      In addition, this document may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to the risk factors described below. The registrant would also like to clarify that the risk factors described below relate to the business of DIRT Motor Sports, Inc. and its wholly-owned subsidiaries on a combined and consolidated basis and that no inference should be drawn as to the magnitude of any particular risk from its position in the list.
Risks Related to Our Business

We may not have sufficient capital to successfully affect our business strategy.
      We anticipate the need to obtain additional financing to implement our business plan and acquisition strategy. If our capital needs are met through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced. Our success may be determined in a large part by our ability to obtain additional financing, and we can give no assurance that we will be successful in obtaining adequate financing on favorable terms, if at all. The absence of financing may impair our ability to implement our business plan. In all likelihood we will issue additional shares of common stock or securities convertible into such shares in the future. Any such shares issued would further dilute the percentage ownership of our common stock held by our shareholders.

We have a limited operating history. As a result, evaluating our current business model and prospects may be difficult.
      We began operations in February 2004 with the acquisition of World of Outlaws. Since then we have completed the acquisition of Dirt Motorsports, UMP, LSI, MARS and Volusia Speedway. Thus, we have only a limited operating history with which you can evaluate our current business model and our prospects, and our historical financial data may be of limited value in evaluating our future revenue and operating expenses.

Speculative nature of our operations.
      The success of our plan of operation will depend to a great extent on the operations, financial condition and management of targeted acquisitions and our ability to identify additional business opportunities. If we cannot acquire additional business opportunities, we may not be able to grow our Company. Further, our ability to successfully implement our business plan requires an effective plan for managing our future growth. Future expansion efforts will be capital intensive and may significantly strain our managerial and other resources. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. If we do not manage growth properly, it could harm our operating results and financial condition.

Our failure to achieve or maintain profitability could force us to cease our operations.
      We have not operated at a profit over the course of our brief history, and there can be no assurance that we will be able to achieve or maintain profitability. Our recent acquisitions have resulted in operating losses since inception, and we expect to incur operating losses in future periods. Our ability to attain profitability and positive cash flow is dependent upon a number of factors, including our ability to increase revenues while reducing costs per racing event. We may not be successful in increasing or maintaining revenues or achieving positive cash flow. Even if we do maintain profitability, we may not be able to sustain or increase our profitability on a quarterly or annual basis. If we fail to maintain profitability, we might ultimately be forced to discontinue our operations.

Possible impairment of goodwill.
      Our failure to meet projected revenue and earnings could result in the impairment of goodwill incurred in connection with various acquisitions of existing operations. As of December 31, 2005, the Company had $10,320,538 in goodwill which was incurred in connection with the acquisition of the World of Outlaws, Dirt Motorsports, UMP, LSI and MARS. Goodwill was impaired by $2,954,978 (all related to World of Outlaws purchase) at September 30, 2004 resulting in a charge against current earnings at September 30, 2004. As of September 30, 2005 the UMP series Goodwill was impaired by $2,218,171 and World of Outlaws Goodwill was impaired by an additional $2,027,248. Dirt Motorsports goodwill was impaired by $1,611,700 all resulting in a charge against current earnings at December 31, 2005. There was no additional goodwill impairment recognized in the three month period ended March 31, 2006.

Our success depends in part upon sales of our racing series and racing events.
      Our business model depends, in part, on our ability to attract and maintain sponsorships for our racing series and racing events. A sponsor’s willingness to continue their relationship with us is subject to many risks beyond our control, including:

Competition for advertising and promotional dollars; General market and industry conditions that may affect our sponsors; and the introduction and success of competition for new racing events and racing series.
      In the event we are not able to attract new sponsors or retain current sponsorships, we could experience revenue shortfalls.

Our executive officers, directors and principal stockholders have substantial influence over us.
      As of May 25, 2006, our executive officers, directors and principal stockholders together beneficially own approximately 85% of the outstanding shares of common stock. As a result, these stockholders, acting together, may be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. The concentration of ownership may also have the effect of delaying or preventing a change in our control that may be viewed as beneficial by the other stockholders.
      In addition, our certificate of incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, our present directors, executive officers, principal stockholders and our respective affiliates may be able to control the election of the members of the Board of Directors. Such a concentration of ownership could have an adverse effect on the price of the common stock, and may have the effect of delaying or preventing a change in control, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Our quarterly operating results may fluctuate significantly.
      Our success depends on a number of factors, many of which are beyond our control. These factors include (1) the attendance at our racing events; (2) capital expenditures and other costs relating to the expansion of operations, (3) changes in our pricing policies and those of our competitors, (4) the number of racing event scheduled during the quarter, (5) weather that may effect attendance or cause us to cancel or postpone our racing events, (6) changes in operating expenses, (7) changes in strategy, (8) personnel changes, (9) the introduction of competitive racing events, (10) the timing and effect of potential acquisitions, and (11) other general economic factors.
      Our operating results, cash flows and liquidity may fluctuate significantly. Our revenues depend on our ability to hold racing events and attract attendees. Our expense levels are based, in part, on our expectations regarding future revenues, which could be inaccurate. Moreover, our operations often require up-front expenses, but result in trailing revenues. To the extent that revenues are below expectations, we may be unable to reduce expenses proportionately, and operating results, cash flow and liquidity could be negatively affected. Due to these and other factors, our operating results and/or growth rate may be below the expectations of analysts, management and investors. This, in turn, could cause the price of our common stock to drop.

Acquisitions of companies or joint venture investments may disrupt our business or dilute shareholder value.
      We may acquire companies or enter into joint ventures. If we are unable to integrate these acquisitions with our existing operations, we may not receive the intended benefits of the acquisitions. Also, acquisitions may subject us to unanticipated liabilities or risks. Any acquisition or joint venture may temporarily disrupt our operations and divert management’s attention from day-to-day operations. If we make future acquisitions, we may incur debt or issue equity securities to finance the acquisitions. The issuance of equity securities for any acquisition could cause our shareholders to suffer significant dilution. Also, our profitability may suffer due to acquisition-related expenses, additional interest expense or amortization costs for acquired goodwill and other intangible assets and operating losses generated by the acquired entity or joint venture. Acquisitions and joint ventures that do not successfully complement our existing operations may harm our business.

Dependence on qualified and key personnel.
      We believe our future success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, sales and marketing, finance and operations personnel. Competition for personnel with the type of experience in these areas is intense, and we compete for personnel against numerous companies, including larger, more established companies with significantly greater financial resources. There can be no assurance we will be successful in identifying, attracting and retaining personnel.
Risks Relating to Our Capital Structure and this Offering

Due to the current market price of our common stock, in conjunction with the fact that we are a relatively small company with a history of operating losses, the future trading market for our stock may not be active on a consistent basis, which may make it difficult for you to sell your shares.
      The trading volume of our stock in the future will depend in part on our ability to increase our revenue and reduce or eliminate our operating losses, which should increase the attractiveness of our stock as an investment, thereby leading to a more liquid market for our stock on a consistent basis. If an active and liquid trading market does not exist for our common stock, you may have difficulty selling your shares.

There is a large number of shares that may be sold in the market as a result of this offering, which may cause the price of our common stock to decline.
      As of May 30, 2006, 13,930,479 shares of our common stock were outstanding. We are registering pursuant to this prospectus 3,883,189 shares of our common stock, all of which are already outstanding, 10,815,584 of which are issuable upon conversion of our Series D Preferred Stock and 4,923,088 which are issuable upon exercise of outstanding warrants. These shares of common stock, unless held by “affiliates,” will be freely tradable without restriction or further registration under federal securities laws immediately following their sale pursuant to the Registration Statement. Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities or to enter into strategic acquisitions with third parties.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.
      As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000 or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity of our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.
      Our certificate of incorporation and bylaws may delay or prevent a potential takeover of the Company. Our Certificate of Incorporation, as amended, and Bylaws, as amended, contain provisions that may have the effect of delaying, deterring or preventing a potential takeover of us, even if the takeover is in the best interest of our stockholders. The Bylaws limit when stockholders may call a special meeting of stockholders. The Certificate of Incorporation also allows the Board of Directors to fill vacancies, including newly-created directorships.

We will not receive any proceeds from this offering and, as a result, our book value will decline as a result of this offering.
      This prospectus is for the resale from time to time of shares of our common stock held by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. Pursuant to contractual requirements, we are paying all the expenses of registration for this resale offering. Accordingly, following effectiveness of this prospectus and the registration for resale, the book value of our common stock will be lower than it was previously.
USE OF PROCEEDS
      The selling stockholders will receive all of the net proceeds from the sale of our common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock. We will, however, receive proceeds from the exercise of warrants to purchase 4,923,088 shares held by the selling stockholders to the extent they are exercised. If all the warrants are exercised, we would receive approximately $22,150,000. We will use the proceeds from the exercise of these warrants, if any, for general corporate purposes.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “expect,” “plan,” “intend,”

“anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the “Risk Factors” section above. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.
MARKET FOR COMMON EQUITY,
RELATED STOCKHOLDER MATTERS AND DIVIDEND POLICY
      The range of high and low bid quotations for the Company’s common stock for each fiscal quarter within the Company’s last two years, as reported by the OTC Bulletin Board, was as follows:

	Quarterly Common Stock Price Ranges
	For the Year Ended December 31,

	2006		2005		2004

Quarter	High	Low	High	Low	High	Low

1st	5.90	3.30	5.60	4.25	4.00	2.75
2nd	4.20	3.00	5.60	4.00	2.90	1.20
3rd	N/A	N/A	6.00	3.80	4.50	1.50
4th	N/A	N/A	6.30	3.65	5.50	3.50
      The above quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.
      On May 30, 2006 the closing price of our common stock was $3.25.
Dividend Policy
      We have not paid any dividends on our common stock, and we do not anticipate that any dividends will be paid in the foreseeable future. Our Board intends to follow a policy of retaining earnings, if any, to finance our growth. The declaration and payment of dividends in the future will be determined by our Board in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

SELLING STOCKHOLDERS
      The following table sets forth the names of the selling stockholders and for each selling stockholder the number of shares of common stock beneficially owned as of May 30, 2006, and the number of shares being registered. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling stockholders upon termination of the offering made hereby.

			Shares of Common Stock Being
	Shares Beneficially		Sold in the Offering			Shares Beneficially
	Owned Prior to					Owned after
	the Offering			Upon Conversion		the Offering(1)
			Common	of Series D	Upon Exercise
Name of Selling Stockholder	Number	%	Stock	Preferred Stock	of Warrants	Number	%

Alan Cohen	12,500	*	6,250	—	—	6,250	*
Alpha Capital AG	50,001	*	10,946	190,585	182,176	39,055	*
Andrew Arno	12,500	*	3,503	—	—	8,997	*
Andrew Arno ACF Cust Jesse Arno UGMA NY	6,250	*	1,751	—	—	4,499	*
Andrew Arno ACF Cust Matthew Arno	6,250	*	1,751	—	—	4,499	*
Basso Fund Ltd.	94,494	*	72,233	217,344	169,703	22,261	*
Basso Multi-Strategy Holding Fund Ltd.	72,114	*	55,126	165,868	129,511	16,988	*
Basso Private Opportunities Holding Fund Ltd.	82,060	*	62,728	188,747	147,374	19,332	*
Boundless Investments LLC	—	—	—	1,293,645	992,485	—	—
Brad Reifler	50,001	*	10,946	26,743	20,523	39,055	*
Brett Moskowitz Investments	—	—	—	18,920	18,176	—	—
C.E. Unterberg, Towbin Capital Partners I, LP	121,150	*	62,569	155,651	109,196	58,581	*
C.E. Unterberg, Towbin LLC	—	—	—	25,923	7,777	—	—
Cabernet Partners, LP	27,414	*	27,414	35,538	10,611	—	—
Calico Capital	25,000	*	14,601	18,936	18,181	10,399	*
Carrier Family Trust	32,717	*	32,717	—	—	—	—
CGA Resources LLC	242,001	1.7	—	96,239	91,372	242,001	1.7
Chardonnay Partners, LP	18,276	*	18,276	23,692	7,108	—	—
Charles DeBare	6,250	*	1,751	—	—	4,499	*
Comtech Global Investment Ltd.	18,460	*	18,460	23,932	7,180	—	—
Crestview Capital Master LLC	100,000	*	35,027	75,810	72,743	64,973	*
Don Kinder	32,717	*	32,717	—	—	—	—
Elizabeth Arno	6,250	*	1,751	—	—	4,499	*
Eric Singer	1,095	*	1,095	—	—	—	—
Freya Fanning & Co.	50,001	*	10,946	38,292	36,488	39,055	*
Gibralt US, Inc.	—	—	—	—	62,500	—	—
Graham Partners, LP	92,300	*	92,300	119,658	35,898	—	—
Hilary Bergman	—	—	—	26,743	20,523	—	—
Howard Smuckler	32,717	*	32,717	—	—	—	—
Hudson Valley Capital Management	12,500	*	6,250	—	—	6,250	*

			Shares of Common Stock Being
	Shares Beneficially		Sold in the Offering			Shares Beneficially
	Owned Prior to					Owned after
	the Offering			Upon Conversion		the Offering(1)
			Common	of Series D	Upon Exercise
Name of Selling Stockholder	Number	%	Stock	Preferred Stock	of Warrants	Number	%

Insignia Partners, LP	152,300	1.1	152,300	197,434	59,230	—	—
Iroquois Master Fund Ltd.	92,300	*	92,300	119,658	35,898	—	—
James Lehman	12,500	*	6,250	—	—	6,250	*
Jeffrey M. Gallups	68,460	*	32,471	23,932	7,180	35,989	*
Joseph & Patricia Reda JJTWRDS	12,500	*	3,503	—	—	8,997	*
Joseph Reda	—	—	—	5,555	1,667	—	—
Magnetar Capital Master Fund, Ltd	1,300,560	9.3	796,000	1,196,872	359,062	504,560	3.6
Mary DeBare	6,250	*	1,751	—	—	4,499	*
Michael Abrams	—	—	—	3,703	1,111	—	—
Michael Clofine	25,000	*	8,757	—	—	16,243	*
Michael Liss	12,500	*	—	37,853	13,856	12,500	—
Michael Toibb	32,717	*	32,717	—	—	—	—
North Sound Legacy Institutional LLC	117,823	*	113,164	827,030	248,110	4,659	*
North Sound Legacy International Ltd.	252,177	1.8	240,197	2,126,650	637,993	11,980	—
Northwood Capital Partners, LP	106,610	*	106,610	138,204	41,461	—	—
RBC Capital Markets Corp	212,738	1.5	212,738	1,232,440	—	—	—
Ronald E. Gilefsky	32,717	*	32,717	—	—	—	—
Ronald L. Fein Revocable Trust of 2004	32,717	*	32,717	—	—	—	—
Sam Belzberg	50,001	*	10,946	—	—	39,055	*
Scott L. Greiper	10,000	*	2,802	—	—	7,198	*
Scott M. and Cheryl L. Hergott Living Trust u/a/d 12/18/03	32,717	*	32,717	—	—	—	—
SDS Capital Group SPC, Ltd.	—	—	—	150,000	—	—	—
Sempire Corp. (a Delaware Corp.)	25,000	*	8,757	18,936	18,181	16,243	*
Smithfield Fiduciary LLC	184,600	1.3	184,600	239,317	71,795	—	—
Stuart Jacobson	12,500	*	6,250	—	—	6,250	*
Thomas I. Unterberg	77,691	*	38,636	74,166	47,249	39,055	*
Toibb Investment LLC	544,190	3.9	521,690	603,464	181,039	22,500	*
Vicis Capital Master Fund, LLC	560,811	4.0	473,311	933,575	723,822	87,500	*
Vincent LoPriore	—	—	—	5,555	1,667	—	—
Vision Opportunity Master Fund, Ltd.	46,150	*	46,150	59,829	17,949	—	—
Whalehaven Capital Fund Limited	123,840	*	73,840	210,005	138,001	50,000	*
White Rock Investments LLC	25,001	*	5,473	19,140	18,242	19,528	*

*	Represents less than 1%

(1)	Assumes that all shares being offered by each selling stockholders under this prospectus are sold and that each selling stockholder acquires no additional shares of common stock before the completion of this offering.

SHARES ELIGIBLE FOR FUTURE SALE
      Upon completion of the offering, and assuming the conversion of all of our Series D preferred stock and exercise of all of our outstanding warrants, we will have 41,741,811 shares of common stock outstanding. A current stockholder who is an “affiliate” of the company, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company, will be required to comply with the resale limitations of Rule 144.
      Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about the company. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.
PLAN OF DISTRIBUTION
      The common shares being offered by the selling stockholders may be sold or distributed from time to time by the selling stockholders or their transferees directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents or may acquire shares as principals. Such sales or distributions may be made at prevailing market prices, at prices related to such prevailing market prices, or at variable prices negotiated between the sellers and purchasers that may vary. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokerage transactions, including long or short sales,

•	transactions involving cross or block trades, or otherwise on the OTC Bulletin Board,

•	purchases by brokers, dealers, or underwriters as principals and subsequent resales by the purchasers for their own accounts pursuant to this prospectus,

•	sales “at the market” to, or through, market makers or into an existing market for the shares,

•	sales not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	transactions involving options, swaps, or other derivatives, whether exchange-listed or otherwise, or

•	transactions involving any combination of the foregoing or any other legally available means.
      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
      Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as an agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
      The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed by us, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction. In addition, being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this prospectus will be filed by us if then required in accordance with applicable securities laws.
      The selling stockholders may also transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
      The selling stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the applicable selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this Registration Statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.
      We have advised each selling stockholder that it may not use Shares registered pursuant to this Registration Statement to cover short sales of Shares made prior to the date on which this Registration Statement shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of the Shares, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective Shares under this Registration Statement.
      We are required to pay all fees and expenses incident to the registration of the Shares, but we will not receive any proceeds from the sale of the Shares except for, upon exercise, the exercise price of the warrants. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

BUSINESS
      We are a leading marketer and promoter of motorsports entertainment in the United States. Our motorsports subsidiaries operate 6 dirt motorsports tracks (4 are owned and 2 facilities are under short term lease agreements) in New York, Pennsylvania and Florida. We own and operate four of the premier sanctioning bodies in dirt motorsports: the World of Outlaws, DIRT Motorsports, United Midwestern Promoters (UMP) and the Mid America Racing Series (MARS). Through these sanctioning bodies we organize and promote 16 national and regional racing series including the World of Outlaw Sprint Series and the World of Outlaws Late Model Series and we expect to sanction races at nearly 200 tracks across the United States and Canada.
      On February 4, 2004, the Company completed the acquisition of substantially all the assets of The World of Outlaws, Inc. (“World of Outlaws”) which was founded in 1978. Prior to this event, the Company was devoting substantially all of its efforts to establishing the business and was therefore a development stage enterprise until February 4, 2004. During the fiscal year ended September 30, 2004, the Company entered into a series of related transactions resulting in the acquisition of 100% of the outstanding stock of DIRT Motorsports, Inc. (“DIRT Motorsports”) which was founded in 1977 and two affiliated race tracks.
      On November 7, 2004, the Company entered into an Asset Purchase Agreement to acquire substantially all of the assets of Lernerville Speedway, Inc. (“LSI”).
      On December 5, 2004, the Company acquired all of the outstanding membership interest in United Midwestern Promoters Motorsports, LLC (“UMP”).
      On March 10, 2005, the Company entered into and consummated an Asset Purchase Agreement pursuant to which the Company acquired all of the assets related to the business of sanctioning and conducting the dirt track racing events known as the Mid America Racing Series (“MARS”).
      On June 30, 2005, the Company acquired substantially all of the assets of Volusia Speedway Park, Inc., (“Volusia Speedway”).
      We are continuing to focus our efforts as a dirt track style racing and sports entertainment company that seeks to acquire and operate motor sports sanctioning bodies and venues.
      As of May 30, 2006 the company has eighty-eight (88) full-time employees.
Motor Sports Industry
      Motor sports are among the most popular and fastest-growing spectator sports in the United States, with annual attendance at all U.S. motor sports events exceeding 20 million people. The Company believes that the impetus for growth in this industry has been the growing popularity of NASCAR, due to increased broadcast network television exposure.
      The motor sports racing industry consists of several distinct categories of auto racing, each with its own organizing body (sanctioning body), with corresponding sanctioned events. Sanctioning bodies are responsible for all aspects of race management required to conduct a racing event, including: regulating racing, drivers, safety and teams, providing officials to ensure fair competition, and administering the race and series purses and other prize payments. Sanctioning bodies typically derive revenues from merchandising, race sponsorships, television distribution, and membership fees. During the 2004 racing season, approximately $2.0 billion was spent on corporate sponsorships in the motor sports industry, according to IEG Sponsorship Report, Chicago.
      Of the sanctioning bodies in the United States, NASCAR, IRL, NHRA, and Grand Am are among the more well known. The largest auto-racing category in the United States, in terms of media exposure and sponsorships, is stock car racing, conducted by the National Association of Stock Car Auto Racing (NASCAR). Until roughly ten years ago, NASCAR events and viewership were predominately confined to the southeastern part of the US. Today, NASCAR races are held, and viewers hail from, all over the country.
      Motor sport events are generally heavily promoted, with a number of supporting events surrounding each main race event. Examples of supporting events include: secondary races, qualifying time trials, practice sessions, driver autograph sessions, automobiles and product expositions, catered parties, and other racing related events designed to maximize the spectator’s overall entertainment experience and enhance value to sponsors.
DIRT-Track Racing
      The dirt-track style of racing is considered one of the more affordable, grass roots family entertainment forms of motor sport racing, especially among motor sport enthusiasts. Many of the dirt oval tracks in operation in the United States today have their roots at county or state fairgrounds and dirt track racing has historically been the highlight at these state and county fairs. Historically, these types of races were promoted locally. Many of the promoters of dirt-track style racing saw large profits made in this form of racing, and in turn, built their own tracks and began promoting races on a more regional basis.
      Today, there are over 800 dirt racing tracks in the United States and in excess of 25,000 drivers who actively race on dirt tracks. There are numerous sanctioning bodies for this type of racing, and races are generally classified according to car types, including: modified, super modified, sportsman, late models and sprint cars. Among dirt-track style racing sanction bodies, World of Outlaws and DIRT Motorsports are the best known. Currently the sponsorship for dirt track racing consists primarily of regional sponsors.
General Business Plan
      Our general business plan is to acquire and operate motor sports sanctioning bodies and venues and seek to “nationalize” dirt-track style motor racing. We believe that much of the current success of motor sport racing is due to the efforts of NASCAR in consolidating, marketing and promoting its stock car races, and our current strategy is to utilize this model for dirt-track style racing. Under this business model, we anticipate revenues from the primary sources that typically generate revenue for motors sport sanctioning bodies: (1) sanctioning fees; (2) merchandise sales and licensing fees; (3) sponsorships; (4) television and electronic media distribution rights; (5) membership fees; and (6) event ticket sales.
Sanctioning Fees
      Race sanctioning bodies sanction racing events at various venues in exchange for fees from track operators and race promoters. Because a sanctioned racing event typically draws greater fan attendance, track operators and racing promoters will generally seek to have their event sanctioned. Our sanctioning fees for our touring series range from $2,500 to $50,000 per event depending on several variables, including: size of race, race venue, revenue sharing with the track owner or promoter, race purses and other prizes.
Merchandise Sales and Licensing Fees
      The growing popularity of motor sports events, has resulted in substantial revenue growth for officially licensed racing-related merchandise. For example, retail sales of apparel, souvenirs, collectibles, and other merchandise licensed by NASCAR drivers, teams, and track operators/promoters has climbed to approximately $2.1 billion in 2004 from approximately $800 million in 1990. Following the NASCAR business model, we believe that there is a substantial merchandising revenue potential for our dirt-track style race sanctioning bodies.
Sponsorships
      Drawn to the sport by the attractive economics and strong brand loyalty of the fans, sponsors are very active in all aspects of auto racing. Sponsors directly support both racing teams, through the funding of certain costs of their operations, and sanctioning bodies for the use of official trademarks and logos, and also actively seek advertising exposure through television and radio coverage, newspapers, race programs, brochures, and advertising at the track on the day of the race. In addition, sponsors also support track operators by paying fees associated with the naming of events and at premier racing events such as the Daytona 500, it is not uncommon to have multiple official corporate sponsors. During the 2004 racing season, approximately $2.0 billion was spent on corporate sponsorship in the motor sports industry, according to IEG Sponsorship Report, Chicago. Based upon current industry dirt-track operations, we believe that sponsorship revenues will be a significant source of our potential revenues.
Television and Electronic Media Distribution Rights
      Increased exposure to sanctioned events generally leads to increased revenues from sponsorships and other forms of advertising in addition to the revenues generated from licensing the broadcast and distribution rights for the events. Thus, we believe that to obtain the greatest exposure for its events and the highest value in sponsorship rights, the Company must promote its sanctioned events though television and other electronic media distribution. To this end, we will seek broadcast and media distribution partners. We expect to model these efforts after NASCAR which saw a twenty-nine percent increase in television viewership in 2002. In 2003, we entered into an agreement with The Outdoor Channel which extends through December 31, 2006. The agreement states that the production of a minimum of 27 one hour tape delayed World of Outlaws Sprint Series race programs per year will be produced at the expense of The Outdoor Channel. In 2005, The Outdoor Channel actually produced 41 programs.
Membership Fees
      In order for a motor sport racing team to compete in sanctioned races, the teams must first pay membership fees to the sanctioning body for that race. These fees typically increase with the popularity of race series and serve to pay for costs associated with running a sanctioning body. Our membership fees range from $50 to $150 per individual, depending on several variables, including the ability of the Company to successfully promote the races it sanctions.
Event Ticket Sales
      Track owners and promoters make a large portion of their revenues from event ticket sales. The prices charged range from $10 to $100 depending on several variables, including: size of race, race venue, popularity of the drivers, teams and overall racing series. The Company will only receive revenues from event ticket sales at tracks it owns or leases.
Current Activities
      Management is currently considering additional acquisitions of tracks and sanctioning bodies to increase the Company’s market share of dirt track racing events and, thereby, improve the Company’s economies of scope and position among competitors. These potential acquisitions range from small, single-track asset purchases to large scale event sanctioning bodies that fit the Company’s business model. Some of these acquisitions will be subject to raising additional equity or debt financing.
DIRT Motorsports New York
      DIRT Motorsports New York was founded in 1977 and is the country’s largest dirt-racing sanctioning body for Big Block Modified, 358 Modified, and Sportsman classes. The sanctioning body’s premier race, the Eckerd 200 held at the New York State Fairgrounds in Syracuse, New York, celebrated its 34th anniversary in October 2005, and drew approximately 50,000 in attendance. Each year, DIRT Motorsports sanctioned races are held at nearly 40 DIRT Motorsports affiliated tracks situated throughout the Northeastern U.S. and Canada.
      DIRT Motorsports is also the only dirt-track style race sanctioning body to boast an in-house television production department. This department produces, syndicates and distributes live and taped productions of the DIRT Racing Series and the World of Outlaw Series. This racing series is presently seen on The SPEED Channel and DIRTVision.comtm. DIRT Motorsports races are also carried on cyber series coverage with live audio and video on the World Wide Web during every Modified Super DIRT Series race.
World of Outlaws, Inc.
      World of Outlaws is an internationally recognized sanctioning body for dirt-track style racing and has been the leading name in Sprint Car Racing since 1978. The early days of Sprint Car racing saw drivers crisscrossing the country in search of the highest paying races they could find. At that time there were no rules governing when, where, or how they raced. Thus they were dubbed the “Outlaws.” Today World of Outlaws sanctioned races give fans some of the most exciting wheel-to-wheel racing on dirt in the world, while emphasizing safety and sportsman-like conduct in pursuit of victory.
      Sprint car racing is a uniquely American form of motor sport, spawned during the early 20th century at fairground horse tracks, where it is still popular today. It was once considered a stepping-stone to the Indianapolis 500 before the arrival of rear-engine Indy cars in the early 1960’s; and sprint car racing has maintained its place in the American culture. Unlike other forms of racing, sprint car racing rules are generally uniform across the country.
      This year, World of Outlaws held 94 sanctioned races at over 50 dirt tracks throughout the United States and three additional races in Australia. Eight of the 94 World of Outlaws races in 2005 where held in connection with NASCAR Nextel Cup weekends or the IRL weekends to capitalize on the popularity of NASCAR and IRL.
Competition
      There are more than 280 race sanctioning bodies and special events promoters listed in the National Speedway Directory and motorsports are the fastest-growing major spectator sport in the United States. DIRT faces competition on three levels: (1) other dirt track sanctioning bodies, (2) pavement race sanctioning bodies, and (3) on a more generic scale, other entertainment venues.
      Our dirt track style racing series and events also face competition from pavement racing series including NASCAR, IRL, USAC and CART. Dirt track racing is often a training ground for pavement drivers. Jeff Gordon, Tony Stewart, Kasey Kahne, Ryan Newman and Carl Edwards are among those current NASCAR drivers who began their racing careers on dirt tracks. While there is cross-over between audiences, many fans appreciate the level of passing and action on a dirt track that is not always evident with pavement venues.
      Our racing series face competition from other entertainment venues during the racing season. The deciding factors among competing venues often include ticket prices, specific driver/team appearances at an event, location and weather conditions.
      We believe that the Company has established strong recognizable brands within the dirt track industry. In order to continue to build these brands we will not only focus efforts on sponsorship and broadcast opportunities, but target future fans in order to successfully compete with other motor sports and entertainment venues.
Legal Proceedings
      We are from time to time involved in various legal proceedings incidental to the conduct of our business. We believe that the outcome of all such pending legal proceedings will not in the aggregate have a material adverse effect on our business, financial condition, results of operations or liquidity.

Reports to Security Holders
      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, any proxy statements and other information with the Securities and Exchange Commission. You can read our Securities and Exchange Commission files, including this registration statement, at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any documents we file with the Securities and Exchange Commission at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
DESCRIPTION OF PROPERTY
      The following table sets forth current information relating to each of our track facilities:

		Approximate
		Number of
		Grandstand	Approximate	Track
Track Name	Location	Seats	Acreage	Length

Cayuga County Fairgrounds	Weedsport, New York	3,000	80	3/8 mile
Rolling Wheels Raceway	Elbridge, New York	5,500	90	5/8 mile
Lernerville Speedway	Sarver, Pennsylvania	8,000	112	1/2 mile
Volusia County Speedway	Barberville, Florida	6,500	90	1/2 mile
Cayuga County Fairgrounds
      The Cayuga County Fairgrounds property in Weedsport, New York includes a 3/8 mile dirt track with grandstand seating capacity for 3,000 and an observation deck with capacity for 200.
      The property also includes a 4,400 square foot Hall of Fame and Classic Car Museum holding vintage and classic race and muscle cars. The museum also houses the hall of fame, honoring past successful drivers in the northeast area. A gift shop, video screening room and workshop/garage are also included in the museum facility.
      The approximately 80 acres include a horse stable, adjoining show ring, cattle barn, 6-bay maintenance garage, 6 concessions buildings, guest bathroom/shower facility, driver bathroom/shower facility, pit shack, officials’ tower with 4 VIP suites, ticket office, 3,500 square foot warehouse, 400 square foot first aid station, parking area and camping area. In addition, the property includes a multi-use facility housing a video production studio, conference room and fair offices and a 2,500 square foot main office building.
Rolling Wheels Race Track
      The Rolling Wheels Race Track property in Elbridge, New York includes a 5/8 mile dirt track with grandstand seating capacity for 5,500 and an observation deck with capacity for 400. The facility includes 8 luxury skyboxes, VIP pavilion, officials’ tower, 3 concessions buildings, infield building, modern restroom facilities, and an office/ticket booth. The track and associated property covers approximately 90 acres with room for parking and a drive-in camping area overlooking the speedway.
Lernerville Speedway
      The Lernerville Speedway property in Sarver, Pennsylvania includes a 1/2 mile dirt track with grandstand seating capacity for 8,000 and a VIP skybox with capacity for 50. The facility includes an official’s tower, 3 concessions buildings, infield building, 2 restroom facilities and 4 ticket booths. The associated property covers approximately 112 acres with room for parking and includes 2 single-family dwellings, at 1,440 and 1,960 sq. foot, respectively. One of these is currently leased on a month-to-month basis and the other is used for staff housing for events promoted by the Company. Additionally, the property includes a 7,600 square foot storage building and a 5,800 square foot warehouse with approximately 20% of this used as office space.
Volusia County Speedway
      The Volusia County Speedway property in Barberville, Florida includes a 1/2 mile dirt track with grandstand seating capacity for 6,500 and VIP skybox with capacity for 30. The facility includes an official’s tower, 3 concessions, infield building, restroom facilities and 4 ticket booths. The associated property covers approximately 90 acres with room for parking and a camping area. Additionally, the property includes dirt track for go-cart racing. In addition, the property includes a 1,000 square foot garage.
Norman, Oklahoma Corporate Office
      The Norman, Oklahoma corporate office is leased under a six month term expiring on October 31, 2006 with an option to extend the term for an additional six months for $4,664 per month for approximately 3,855 square feet of office space. The management of all accounting and corporate management are conducted from this facility. Additionally, all operations management, including race and technical operations, marketing and media/public relations activities are conducted from this facility.
UMP Office
      The UMP office is leased on a one-year term, $500 per month for approximately 480 square feet of office space. All regional UMP operations management activities are conducted from this facility.
Leased Racing Facilities
      In addition to its owned racing facilities, the Company leases two racing facilities, the Canadaigua Speedway and the Syracuse Fairgrounds Race Track.
      The Canadaigua Speedway is leased on an annual basis, $22,000 per year, through November 1, 2006. The track is located at the Ontario County Fairgrounds in Canadaigua, Ontario County, New York.
      The Syracuse Fairgrounds Race Track is leased for the Super Dirt Week series of races held annually during October. The track is located in Syracuse, New York. The track is leased on a year-to-year basis for one week per year at a rental rate of $110,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION
FORWARD LOOKING STATEMENTS
      This Form SB-2 includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act. All statements, other than statements of historical fact, included in this Form SB-2 that addresses activities, events or developments that the Company expects, projects, believes, or anticipates will or may occur in the future, including matters having to do with expected and future revenues, the Company’s ability to fund its operations and repay debt, business strategies, expansion and growth of operations and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. These statements are subject to a number of assumptions, risks and uncertainties, including general economic and business conditions, the business opportunities (or lack thereof) that may be presented to and pursued by the Company, the Company’s performance on its current contracts and its success in obtaining new contracts, the Company’s ability to attract and retain qualified employees, and other factors, many of which are beyond the Company’s control. You are cautioned that these forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in such statements.
Nature of Business
      We are a leading marketer and promoter of motorsports entertainment in the United States. Our motorsports subsidiaries operate 7 dirt motorsports tracks (4 are owned and 3 facilities are under short term lease agreements) in New York, Pennsylvania and Florida. We own and operate four of the premier sanctioning bodies in dirt motorsports: the World of Outlaws, DIRT MotorSports, United Midwestern Promoters (UMP) and the Mid America Racing Series (MARS). Through these sanctioning bodies we organize and promote 16 national and regional racing series including the World of Outlaw Sprint Series and the World of Outlaws Late Model Series and we expect to sanction races at nearly 200 tracks across the United States and Canada.
Critical Accounting Policies And Estimates
      The Securities and Exchange Commission (“SEC”) has recently issued Financial Reporting Release (“FRR”) No. 60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, suggesting companies provide additional disclosure and commentary on those accounting policies considered most critical. A critical accounting policy is one that is both important to the portrayal of our financial condition and results, and requires management’s most difficult, subjective or complex judgments. Typically, the circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain. We believe the accounting policy below along with those listed in the Section “Significant Accounting Policies”, represent our critical accounting policies as contemplated by FRR No. 60 (see Note 3 of the Notes to Consolidated Financial Statements for a detailed discussion on the application of these and other accounting policies):
      Asset Impairment. We evaluate our fixed assets and intangible assets for impairment based upon expected future undiscounted cash flows. If events or circumstances indicate that the carrying value of an asset may not be recoverable, an impairment loss would be recognized equal to the difference between the carrying value of the asset and its fair value.
Results of Operations — Impact of Seasonality and Weather on Quarterly Results
      In 2006, we plan to conduct 78 World of Outlaw Sprint Series races, 41 World of Outlaw Late Model Series Races, 32 Advance Auto Parts Big Block Modified Events, and over 200 other major racing events in our other regional and touring racing series. Most of these events are scheduled in the period from

March to November each year. As a result, our business has been, and is expected to remain, highly seasonal.
      The concentration of racing events in any particular quarter, and the growth in our operations with attendant increases in overhead expenses, may tend to reduce operating income in quarters outside of our peak operating months. Our racing schedules from year to year may change from time to time which can lessen the comparability of operating results between quarters of successive years and increase or decrease the seasonal nature of our motorsports business. The results of operations for the three months ended March 31, 2006 are not indicative of results that may be expected for the entire year because of such seasonality.
      We market and promote outdoor motorsports events. Weather conditions surrounding these events affect the completion of scheduled racing, the sale of tickets and the sale of merchandise and concessions. Poor weather conditions can have a negative effect on our results of operations. Additionally, our owned and operated tracks are currently primarily geographically concentrated in New York, Pennsylvania and Florida and adverse weather conditions in these regions could have a greater negative effect on our results of operations.
Results of Operations — Comparison of Three Months Ended March 31, 2006 (“2006”) and 2005 (“2005”)
      The overall increase in our revenues and expenses from 2005 to 2006 is due to the acquisitions made in late 2004 and during 2005 and the addition of a leased facility in 2006. At March 31, 2006 we had 88 employees and at March 31, 2005 we had 62 employees.
      Revenues — Our total revenues increased from $1.3 million in 2005 to $2.0 million in 2006.
      Race sanctioning and event fees revenue decreased from $750,000 in 2005 to $310,000 in 2006. This decrease is due to a decrease in sanctioned events from 2005 to 2006. In 2005 we completed 12 World of Outlaws Sprint Series sanctioned events at non-affiliated facilities. In 2006 we completed 5 sanctioned events at non-owned facilities and 2 events at our facilities. During the full calendar year 2005 we completed 87 World of Outlaw Sprint Series sanctioned events at non-affiliated facilities that generated sanctioning fees and 4 events at our facilities that generated admission fees and ticket sales. For the full calendar year 2006 we have scheduled 74 World of Outlaw Sprint Series events at non-affiliated facilities and 6 at our facilities. We expect sanction fees to reflect the decrease in the number of sanctioned events at non-affiliated facilities for the remainder of 2006. We expect this decrease to be offset by increases in track operations, ticket and concession sales as we hold more events at our facilities and co-promote more events during the year.
      During 2006 we generated $1,352,000 in track operations, ticket and concession sales. These revenues were generated at events held at Volusia Speedway. In 2005, we generated no track operations revenue due to a lack of events held at Company owned tracks during this timeframe. Our racing season at our other tracks typically begins in April each year but is dependent upon the weather in each region. We expect our track operations, ticket and concession sales to increase in 2006 as compared to 2005 for our additional tracks.
      Our sponsorship and advertising revenues decreased from $244,000 in 2005 to $218,000 in 2006. This decrease is due in part to the loss of our NVE sponsorship in 2005 partially offset by new sponsorships in 2006. We expect sponsorship and advertising revenues to increase in 2006 for new sponsorship agreements for our sanctioning bodies and sponsorship and advertising at our facilities. Sales of merchandise decreased from $266,000 in 2005 to $94,000 in 2006. This decrease is due in part to an $87,000 decrease in timing equipment sales during the quarter that were sold to sanctioned tracks in 2005 and were not expected to recur in 2006. Additionally, merchandise sales decreased due to the decrease in the number of events during 2006 as compared to 2005. We expect merchandise sales to increase as compared to 2005 for the remainder of 2006.

      Operating expenses — Our total operating expenses increased from $2.9 million in 2005 to $5.2 million in 2006. This increase is due primarily to our additional facilities in 2006 as compared to 2005.
      Track and event operations — Our track and event operations expenses include purses and other attendance fees paid to our drivers, personnel costs and other operating costs for the organization of our events and the operation of our tracks. Track and event operations expense increased from $1.6 million in 2005 to $3.2 million in 2006. An increase of $1.3 million related to direct expenses for the events and track repairs and maintenance at Volusia Speedway during the quarter. The track repairs and maintenance are expected to decline for the remainder of 2006. Additionally, the increase is due to staffing and repairs and maintenance on our other facilities in preparation for the beginning of the 2006 season. In 2006 and 2005, we incurred $1.1 million and $593,000 respectively in fees paid to drivers as purse/prizes or attendance fees, this increase is due to the events held at Volusia Speedway in February. In 2006 and 2005, we incurred expenses of $174,000 and $112,000 respectively for the accumulation of the year-end drivers’ point fund and other awards.
      Sales and marketing — Sales and marketing expenses includes expenses incurred by our sales, marketing and public relations departments. The expenses are primarily personnel related to the pursuit of corporate and event sponsors along with professional fees and printing for our advertising publications and fulfillment under our sponsorship agreements. Sales and marketing expense decreased from $279,000 in 2005 to $220,000 in 2006 due to decreases in travel related expenditures.
      Merchandise operations and cost of sales — Merchandise operations and cost of sales includes all operating expenses related to the distribution of our merchandise which includes mobile store fronts that are present at each major touring series event and the cost of goods sold during the period. Merchandise operations and cost of sales decreased from $201,000 in 2005 to $191,000 in 2006. Decreases in these expenses correspond with the decrease in timing equipment sales offset by increases in cost of goods sold and operating expenses of our mobile store fronts.
      General and administrative — Our general and administrative expenses increased from $690,000 in 2005 to $791,000 in 2006 due in part to an increase in the number of personnel. Additionally, professional fees including legal and accounting fees increased $50,000 due to the changing of our fiscal year end and other corporate matters during the quarter.
      Non-cash stock Compensation — Non-cash stock compensation of $646,010 in 2006 represents the fair value of warrants and options issued to employees and non-employees now recognized as an expense due to the implementation of SFAS 123R effective January 1, 2006.
      Depreciation and amortization — Depreciation and amortization expense increased from $67,000 in 2005 to $191,000 in 2006 due to an increase in assets as a result of the acquisitions described herein.
      Interest expense, net — Interest expense increased from $414,000 in 2005 to $1.7 million in 2006. The non-cash amortization of the discounts recorded for the value assigned to warrants granted in connection with the promissory notes issued during the fourth quarter of 2005 and quarter ending March 31, 2006 resulted in $1.3 million of interest expense.
      Results of Operations — Comparison of Three Months Ended December 31, 2005 (“2005”) and December 31, 2004 (“2004”)
      The overall increase in our revenues and expenses from 2004 to 2005 is due to the acquisitions made in late 2004 and during 2005. At December 31, 2004 we had 22 employees and at December 31, 2005 we had 60 employees.
      Revenues — Our total revenues increased from $1.8 million in 2004 to $2.0 million in 2005.
      Race sanctioning and event fees revenue increased from $221,000 in 2004 to $691,000 in 2005. This increase is due primarily to an increase in the number of events that we co-promoted during the period and is expected to increase in 2006 as the number of scheduled races increases. The increase was due in part to an increase in the number of scheduled events in our primary touring series and an increase in the sanctioning fees and event fees collected for each event in 2005 as compared to 2004. The increase in the number of events and increased sales per event resulted in steady merchandise sales and an increase in race equipment sales and other revenues. During 2005 we generated $742,000 in admission fees and ticket sales. We expect these revenues to increase in 2006 as racing begins at the recently acquired Volusia track. In 2004, we generated $1,093,000 in admissions revenue. This decrease is due to fewer events held during this transition period at Company owned tracks as compared to last year at this time. This may be due in part to fewer cancellations of scheduled events during the year which would have required rescheduling to the end of the race season to be held during this 3 month period. Our sponsorship and advertising revenues increased from $227,000 in 2004 to $331,000 in 2005. This increase is due to our tire and fuel sponsorship agreements and other sponsorship revenues. Sales of merchandise decreased from $167,000 in 2004 to $163,000 in 2005 due in part by merchandise given away through various promotions.
      Operating expenses — Our operating expenses increased from $3.3 million in 2004 to $4.7 million in 2005.
      Track and event operations — Our track and event operations expenses include purses and other attendance fees paid to our drivers, personnel costs and other operating costs for the organization of our events and the operation of our tracks. Track and event operations expense increased from $1.5 million in 2004 to $2.9 million in 2005 due to an increase in the number of events held. In 2005 and 2004, we incurred $836,000 and $800,000 respectively in fees paid to drivers as purse/prizes or attendance fees. In 2005 and 2004, we incurred expenses of $110,000 and $236,000 respectively for the accumulation of the year-end 2005 drivers’ points funds. Sales and marketing — Sales and marketing expenses includes expenses incurred by our sales, marketing and public relations departments. The expenses are primarily personnel related to the pursuit of corporate and event sponsors along with professional fees and printing for our advertising publications and fulfillment under our sponsorship agreements. Sales and marketing expense increased from $78,000 in 2004 to $287,000 in 2005 due to increases in labor and travel related to the addition of staff for new sales and marketing fulfillment.
      Merchandise operations and cost of sales — Merchandise operations and cost of sales includes all operating expenses related to the distribution of our merchandise which includes mobile store fronts that are present at each major touring series event and the cost of goods sold during the period. Merchandise operations and cost of sales increased from $75,000 in 2004 to $311,000 in 2005. Increases in these expenses correspond with the increased number of events and merchandise sales. Gross margins decreased from 54% in 2004 to a negative 91% in 2005 due to merchandise given away through various promotions and increases in labor and travel related to staffing for new merchandise kiosks.
      General and administrative — Our general and administrative expenses decreased from $1.6 million in 2004 to $963,000 in 2005 due to the reporting of personnel and other operating costs to track and event operations for those expenses directly related to track and event operations.
      Depreciation and amortization — Depreciation and amortization expense increased from $47,000 in 2004 to $244,000 in 2005 due to an increase in assets as a result of the acquisitions described herein. Interest expense, net — Interest expense remained steady at $1.1 million in 2004 and 2005. The non-cash amortization of the discount recorded in connection with the beneficial conversion rights in the $2.0 million note payable issued in 2004 and discount recorded for the value assigned to warrants issued in conjunction with $4.0 million in promissory notes issued on June 30, 2005 accounted for $1.0 million of interest expense during the three month period ending December 31, 2004. The non-cash amortization of the discounts recorded for the value assigned to warrants granted in connection with the $9.1 million in promissory notes issued during the transition period ending December 31, 2005 resulted in $685,000 of interest expense.
      Results of Operations — Comparison of Years Ended September 30, 2005 (“2005”) and 2004 (“2004)

      The overall increase in our revenues and expenses from 2004 to 2005 is due to our emerging from development stage and the commencement of operations on February 4, 2004. At September 30, 2004 we had 22 employees and at September 30, 2005 we had 65 employees.
      Revenues — Our total revenues increased from $3.6 million in 2004 to $12.5 million in 2005.
      Race sanctioning and event fees revenue increased from $1.9 million in 2004 to $6.8 million in 2005. This increase is due primarily to an increase in the number of events that we co-promoted during the period and is expected to increase in 2006 as the number of scheduled races increases. The increase was due in part to an increase in the number of scheduled events in our primary touring series and an increase in the sanctioning fees and drivers purse monies collected for each event in 2005 as compared to 2004. The increase in the number of events and increased sales per event resulted in increased merchandise and race equipment sales and other revenues. During 2005 we generated $2,829,000 in admission fees and ticket sales. We expect these revenues to increase in 2006 as racing begins at the recently acquired Volusia track. In 2004, we generated $519,000 in admissions revenue. Our sponsorship and advertising revenues increased from $327,000 in 2004 to $1,390,000 in 2005. This increase is due to our tire and fuel sponsorship agreements, our sponsorship agreement with NVE Pharmaceuticals, Inc., and other sponsorship revenues. We expect any decrease caused by the loss of NVE will be offset by new sponsors in 2006. Sales of merchandise increased over $500,000 from $615,000 in 2004 to $1,139,000 in 2005.
      Operating expenses — Our operating expenses increased from $10.3 million in 2004 to $26.8 million in 2005.
      Track and event operations — Our track and event operations expenses include purses and other attendance fees paid to our drivers, personnel costs and other operating costs for the organization of our events and the operation of our tracks. Track and event operations expense increased from $3.3 million in 2004 to $14.6 million in 2005. In 2005 and 2004, we incurred $7.1 million and $1.2 million respectively in fees paid to drivers as purse/prizes or attendance fees. In 2005 and 2004, we incurred expenses of $2.1 million and $916,000 respectively for the accumulation of the year-end 2005 drivers’ points funds.
      Sales and marketing — Sales and marketing expenses includes expenses incurred by our sales, marketing and public relations departments. The expenses are primarily personnel related to the pursuit of corporate and event sponsors along with professional fees and printing for our advertising publications and fulfillment under our sponsorship agreements. Sales and marketing expense increased from $319,000 in 2004 to $1.3 million in 2005. Sales and marketing expense in 2005 includes $200,000 of amortization and impairment expenses recorded in connection with our contract with NVE.
      Merchandise operations and cost of sales — Merchandise operations and cost of sales includes all operating expenses related to the distribution of our merchandise which includes mobile store fronts that are present at each major touring series event and the cost of goods sold during the period. Merchandise operations and cost of sales increased from $355,000 in 2004 to $937,000 in 2005. Increases in these expenses correspond with the increased number of events and merchandise sales. Gross margins decreased from 55% in 2004 to 47% in 2005, due mainly to our acquisitions and the fact that we owned and operated the World of Outlaws series and Dirt. Merchandise margins were down from 2004 due to increases in labor and travel related to staffing for new merchandise kiosks.
      General and administrative — Our general and administrative expenses increased from $2.5 million in 2004 to $3.5 million in 2005. This increase is due to the addition of administrative staff and increased professional fees during the period.
      Depreciation and amortization — Depreciation and amortization expense increased from $91,000 in 2004 to $511,000 in 2005 due to an increase in assets as a result of the acquisitions described herein. Interest expense, net — Interest expense increased from $1.0 million in 2004 to $5.4 million in 2005 due mainly to the non-cash amortization of the discount recorded in connection with the beneficial conversion rights in the $2.0 million note payable issued in 2004 and discount recorded for the value assigned to warrants issued in conjunction with $4.0 million in promissory notes issued on June 30, 2005. The amortization of these discounts accounted for approximately $4.8 million of interest expense during the year. These discounts were both fully amortized at September 30, 2005.
Liquidity and Capital Resources
      At March 31, 2006, the Company had negative working capital of $11.5 million. The Company generated $2.0 million in revenues during the quarter ended March 31, 2006; however, we have not yet achieved a profitable level of operations. Our primary source of funding for acquisitions and operating deficits during the quarter ended March 31, 2006 has been from the issuance of notes payable.
      During the quarter ended March 31, 2006, the Company used $1.5 million in operating activities primarily the result of a net loss of $4.9 million, net prepayments of marketing expenses of $126,000 and net payments for inventory items of $157,000.
      During the quarter ended March 31, 2006, the Company used $165,000 in investing activities primarily for track improvements.
      During the quarter ended March 31, 2006 financing activities provided $2.0 million primarily through the issuance of notes payable.
      The Company incurred a net loss of $4.9 million for the quarter ended March 31, 2006. The Company has an accumulated deficit of $42.8 million and negative working capital of $11.5 million as of March 31, 2006, which raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
      The future success of the Company is dependent on its ability to attain profitable operations and upon its ability to obtain additional capital. There can be no assurance that the Company will attain positive cash flows from operations or be successful in obtaining such financing. As the future success of the Company is dependent on our ability to fund operations, the Company’s ability to continue as a going concern is at a high degree of risk.
      We anticipate raising funds through additional private placements of preferred stock and additional sources of long-term financing. We believe the Company’s operations and sponsorship revenues will also provide additional cash flows as the Company progresses toward attaining increased profitability through operations.
Events Subsequent to March 31, 2006
      In series of transactions completed on May 19, 2006, effective May 16, 2006, the Company entered into a Series D Convertible Preferred Stock Purchase Agreement pursuant to which the Company issued and sold 4,000 shares of Series D Convertible Preferred Stock (the “Series D Stock”) and warrants to purchase 1,200,000 shares of our common stock, $0.0001 par value per share (the “Series D Warrants”), for an aggregate purchase price of $12,000,000. These transactions have not been reflected in the Company’s financial statements as of or for the period ended March 31, 2006.
      The Series D Stock is convertible into an aggregate of 4,000,000 shares of common stock, representing a conversion price of $3.00 per share. The Series D Stock will automatically convert into shares of common stock on the date at least one hundred eighty (180) days following the effective date of a registration statement covering the shares of common stock into which the Series D Stock is convertible (“Registration Statement”), if (a) the closing bid price of our common stock is equal to or greater than $7.50 per share for ten consecutive trading days, (b) the dollar trading volume for each of the ten trading days exceeds $1,000,000, and (c) the Registration Statement is and has been effective without lapse or suspension of any kind, for a period of sixty consecutive calendar days or the shares of common stock into which the Series D Stock is convertible may be sold to the public pursuant to Rule 144(k) under the Securities Act of 1933, as amended.

      The Series D Warrants have a term of five years and are exercisable at an exercise price of $4.50 per share. The Company may call the Series D Warrants at any time following the effective date of the Registration Statement covering the shares of common stock issuable upon exercise of the Series D Warrants, at a price of $0.001 per warrant, if (a) the per share market value our common stock is equal to or greater than $10.00 per share for ten consecutive trading days, (b) the dollar trading volume for each of the ten trading days exceeds $500,000, and (c) the Registration Statement is and has effective been, without lapse or suspension of any kind, for a period of sixty consecutive calendar days.
      The Company has agreed to file this Registration Statement covering the resale of the shares of common stock to be issued upon conversion of the Series D Stock and the Series D Warrants. In the event this Registration Statement has not been (a) filed on or before the fifteenth (15th) day following the filing of the Company’s Form 10-QSB for the fiscal quarter ended March 31, 2006, but in no event later than May 30, 2006, or (b) declared effective on the date that is the earlier of (i) the ninetieth (90th) day following the filing date or the date which is within three (3) business days of the date on which the Commission informs the Company (A) that the Commission will not review the Registration Statement, or (B) that the Company may request the acceleration of the effectiveness of the Registration Statement and the Company makes such request, then, in either event, the Company will be obligated to pay liquidated damages to the holders of the Series D Stock in the amount equal to two percent (2%) for the first calendar month (prorated for shorter periods) and one and one-half percent (1%) per calendar month there after (prorated for shorter periods) of the holder’s initial investment in the preferred shares, until such time as the Registration Statement is filed or declared effective, as the case may be; provided , however , that in no event shall liquidated damages payable to any holder resulting from any event that is within the control of the Company exceed ten percent (10%) of the holder’s initial investment.
      The Company also entered into exchange agreements pursuant to which each of its issued and outstanding shares of Series B Convertible Preferred Stock, par value $.01 per share (“Series B Stock”), and Series C Convertible Preferred Stock, par value $.01 per share (“Series C Stock”), were exchanged for an aggregate of 9,843.3 shares of the Company’s Series D Stock. The shares of Series D Stock issued in this exchange are convertible into 9,843,270 shares of common stock, the same number of shares of our common stock as the original Series B Stock and Series C Stock could have been converted.
      The Company also issued 4,400 shares of Series D and 1,320,178 Series D Warrants in pursuant to the exchange of $12,001,616 of short term promissory notes in connection with the Series D financing. Further, warrants to purchase an aggregate of 5,839,701 shares of common stock, at exercise prices ranging from $3.00 to $5.00 per share, were cancelled and exchanged into an aggregate of 917,087 shares of our common stock and warrants to purchase 542,738 shares of our common stock at $.001 exercise price with a term of five years.
      Additionally, the investors and certain other parties acquired an aggregate of 3,920,287 shares of our common stock at an aggregate purchase price of approximately $6,130,000. Of the shares acquired, 16,667 shares were obtained from a non-executive employee, 2,844,705 shares were obtained from Mr. Paul A. Kruger, our former Chairman and Chief Executive Officer, and 100,000 shares were obtained from Mr. Kruger’s children. The Company did not sell any new shares of common stock in this transaction. Mr. Kruger and the Company also entered into a warrant and stock option cancellation agreement and a mutual release agreement, pursuant to which Mr. Kruger surrendered warrants and options to purchase an aggregate of 500,000 shares of our common stock and Mr. Kruger resigned as our Chairman and Chief Executive Officer. Mr. Kruger, his children, another former employee and the former employee’s affiliates entered into a lock-up/leak out agreement with respect to their remaining common shares.
      A cash fee equal to 10% of the gross proceeds received by the Company in connection with the sale of the Series D Stock and Warrants was paid to the Company’s placement agent and sub-placement agent. Further the Company’s placement agent and its registered assigns were issued five year warrants equal to 10% of the common shares issuable upon conversion of the Series D exercisable at the Series D conversion price. The Company’s placement agent was not paid a fee in connection with the sale of the $6,130,000 of common stock and was not issued warrants in connection with exchange of the Series B and Series C Preferred into Series D.
      The securities issued in connection with each of the above transactions were issued in private transactions, in reliance on an exemption from registration under Sections 4(1) and 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D promulgated thereunder, because each offering was a non-public offering to accredited investors.
Significant accounting policies
      Reclassifications. Certain amounts in prior periods presented have been reclassified to conform to the current financial statement presentation. These reclassifications have no effect on previously reported net income or loss.
      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Dirt Motor Sports, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.
      Revenue Recognition and Deferred Revenue. The Company classifies its revenues as race sanctioning and event fees, admission fees and ticket sales, sponsorship and advertising, merchandise sales and other revenue. “Race sanctioning and event fees” includes amounts received from track owners and promoters for the organization and/or delivery of our racing series or touring shows including driver fees and purses received. “Admission fees and ticket sales” includes ticket sales for all events held at the Company’s owned or leased facilities and ticket sales for our touring shows where we rent tracks for individual events and organize, promote and deliver our racing programs. “Sponsorship and advertising” revenue includes fees obtained for the right to sponsor our motorsports events, series or publications and for advertising in our printed publications or television programming.
      The Company recognizes race sanctioning and event fees upon the successful completion of a scheduled race or event. Race sanction and event fees collected prior to a scheduled race event are deferred and recognized when earned upon the occurrence of the scheduled race or event. Admission fees and ticket sales are recognized as revenues on the day of the event. Income from memberships to our sanctioning bodies is recognized on a prorated basis over the term of the membership. The Company recognizes revenue from sponsorship and advertising agreements when earned in the applicable racing season as set forth in the sponsorship or advertising agreement either upon completion of events or publication of the advertising. Revenue from merchandise sales are recognized at the time of sale less estimated returns and allowances, if any. Revenues and related expenses from barter transactions in which the Company receives goods or services in exchange for sponsorships of motorsports events are recorded at fair value in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17, Accounting for
      Advertising Barter Transactions. Barter transactions accounted for $13,000 and $15,500 of total revenues for the respective three months ended December 31, 2005 and 2004.
      Expense Recognition and Deferral. Certain direct expenses pertaining to specific events, including prize and point fund monies, and other expenses associated with the promotion of our racing events are deferred until the event is held, at which point they are expensed. Annual points fund monies which are paid at the end of the racing season are accrued during the racing season based upon the races held and total races scheduled.
      The cost of non-event related promotion and marketing programs are expensed as incurred.

      Net loss Per Share. Basic and diluted earnings per share (EPS) are calculated in accordance with FASB Statement No. 128, Earnings per Share.
      Cash and Cash Equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.
      Inventories. Inventories of retail merchandise are stated at the lower of cost or market on the first in, first out method. Shipping, handling and freight costs related to merchandise inventories are charged to cost of merchandise.
      Property and Equipment. Property and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method over the estimated useful lives of the related assets ranging from 3 to 40 years. Expenditures for maintenance, repairs and minor renewals are expensed as incurred; major renewals and betterments are capitalized. At the time depreciable assets are retired or otherwise disposed of, the cost and the accumulated depreciation of the assets are eliminated from the accounts and any profit or loss is recognized.
      The carrying values of property and equipment are evaluated for impairment based upon expected future undiscounted cash flows. If events or circumstances indicate that the carrying value of an asset may not be recoverable, an impairment loss would be recognized equal to the difference between the carrying value of the asset and its fair value. As of December 31, 2005, the Company believes there is no impairment of property and equipment.
      Purchase Accounting. The Company accounted for its acquisitions of assets in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”), Business Combinations and Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets (“SFAS No. 142”). SFAS no. 141 requires that all business combinations entered into subsequent to June 30, 2001 be accounted for under the purchase method of accounting and that certain acquired intangible assets in a business combination be recognized and reported as assets apart from goodwill.
      Intangible Assets. Upon its inception, the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142 goodwill and intangible assets with indefinite lives are not to be amortized but are tested for impairment at least annually. Intangible assets with definite useful lives are to be amortized over the respective estimated useful lives or anticipated future cash flow streams when appropriate.
      At least annually the Company tests for possible impairment of all intangible assets and more often whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset is not recoverable. If indicators exist, the Company compares the discounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the discounted cash flow amount, an impairment charge is recorded in the operating expense section in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The Company has chosen the fourth quarter of its fiscal year to conduct its annual impairment test.
      Income Taxes. The Company accounts for income taxes under Financial Accounting Standards Number 109 (“SFAS 109”), “Accounting for Income Taxes”. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be reversed. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
      Concentration of Credit Risk. Due to the nature of the Company’s sponsorship agreements, the Company could be subject to concentration of accounts receivable within a limited number of accounts. The Company has experienced collection delays with one of its significant corporate sponsors. Due to such delays, the Company recognizes revenue under this agreement only to the extent that cash is received for services performed.

New Accounting Pronouncements.
      In November 2004, the FASB issued SFAS No. 151 “Inventory Costs — an amendment of ARB No. 43, Chapter 4”. Statement No. 151 requires that certain abnormal costs associated with the manufacturing, freight, and handling costs associated with inventory be charged to current operations in the period in which they are incurred. The adoption of SFAS 151 had no impact on the Company’s financial position, results of operations, or cash flows.
      In December 2004, the FASB issued SFAS No. 153 “Exchanges of Non-monetary Assets-amendment of APB Opinion No. 29”. Statement 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for exchanges of non-monetary assets occurring after June 15, 2005.
      In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”. SFAS No. 123R is a revision of SFAS No. 123, “Accounting for Stock Based Compensation”, and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The effective date of SFAS 123R is the first reporting period beginning after June 15, 2005, which is the Company’s fourth quarter 2005, although early adoption is allowed. However, on April 14, 2005, the Securities and Exchange Commission (SEC) announced that the effective date of SFAS 123R will be suspended until January 1, 2006. SFAS 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.
      The Company currently utilizes a standard option pricing model (i.e., Black- Scholes) to measure the fair value of stock options granted to Employees. While SFAS 123R permits entities to continue to use such a model, the standard also permits the use of a “lattice” model. The Company has not yet determined which model it will use to measure the fair value of employee stock options upon the adoption of SFAS 123R.
      SFAS 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date. These future amounts cannot be estimated because they depend on, among other things, when employees exercise stock options.
      The Company currently expects to adopt SFAS 123R effective January 1, 2006, based on the new effective date announced by the SEC; however, the Company has not yet determined which of the aforementioned adoption methods it will use. In addition, the Company has not yet determined the financial statement impact of adopting SFAS 123R for periods beyond 2005.
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3. Statement 154 requires retrospective application of prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect this statement to have a material effect on its reporting.
      SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and No. 140 and SFAS No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140 were recently issued. These statements have no current applicability to the Company and have no effect on its financial position, results of operations, or cash flows.
Quantitative and Qualitative Disclosures About Market Risk
      Our business is currently principally in the United States. As a result, our financial results are not affected by factors such as changes in foreign currency exchange rates or economic conditions in foreign markets. We do not engage in hedging transactions to reduce our exposure to changes in currency exchange rates, although if the geographical scope of our business broadens, we may do so in the future.
      Our exposure to risk for changes in interest rates relates primarily to our investments in short-term financial instruments.
      Investments in both fixed rate and floating rate interest earning instruments carry some interest rate risk. The fair value of fixed rate securities may fall due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Partly as a result of this, our future interest income may fall short of expectations due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities that have fallen in estimated fair value due to changes in interest rates. However, as substantially all of our cash equivalents consist of bank deposits and short-term money market instruments, we do not expect any material change with respect to our net income as a result of an interest rate change.
      Our exposure to interest rate changes related to borrowing has been limited by the use of fixed rate borrowings, and we believe the effect, if any, or reasonably possible near-term changes in interest rates on our financial position, results of operations and cash flows should not be material.
DIRECTORS AND EXECUTIVE OFFICERS
      The following table provides information about our executive officers and directors and their respective ages and positions as of May 30, 2006. The directors listed below will serve until our next annual meeting of stockholders:

Name	Age	Position

Tom W. Deery	51	President and acting Chief Executive Officer
Brian M. Carter	36	Executive Vice President and Chief Financial Officer
Joseph G. Dickey	36	Executive Vice President and Chief Administrative Officer
Robert L. Butcher	33	Executive Vice President and Chief Marketing Officer
Benjamin L. Geisler	29	Executive Vice President of Operations
Daniel W. Rumsey	43	Director
Lyle W. Miller	61	Director
      Tom W. Deery, President and acting Chief Executive Officer. Mr. Deery has served as the Company’s President since March 1, 2006, and has served as the Company’s acting Chief Executive Officer since May 19, 2006. From November 2002 until joining the Company, Mr. Deery was the Senior Vice President, Motorsports for Rand Sports and Entertainment Insurance. From March 2001 to November

2002, Mr. Deery was founder and President of Deery Sports Management, a national motorsports consulting and management firm. From 1996 until forming Deery Sports Management, Mr. Deery served as Vice President of NASCAR weekly series and regional touring. Mr. Deery has a deep background in facility management and ownership. Mr Deery holds a Bachelors of Science degree in Business and Economics from the University of Wisconsin — Platteville.
      Brian M. Carter, Vice President, Chief Financial Officer. Mr. Carter has served as the Company’s Vice President and Chief Financial Officer since February 1, 2005. Prior to joining the Company he served as the Vice President and Chief Financial Officer of Prescient Applied Intelligence, Inc. f/k/a The viaLink Company (“Prescient”) and served on Prescient’s Board of Directors since his appointment on December 23, 2003. From November 2000 until January 2002 he was Prescient’s Vice President of Finance, and from June 1999 to November 2000 he was Controller of Prescient. From January 1991 through June 1999 he held various positions with Deloitte & Touche LLP, most recently as Senior Manager. Mr. Carter continues to serve as a member of the board of directors Prescient. Mr. Carter received his B.B.A. in finance and accounting from Texas A&M University.
      Joseph G. Dickey, Vice President, Chief Administrative Officer. Mr. Dickey has served as the Company’s Chief Administrative Officer since January 28, 2005. Prior to joining the Company, he served as a Special Agent with the Federal Bureau of Investigation (FBI). After graduating from the FBI Academy in 1997, Dickey was assigned to the Las Vegas Field Office of the FBI, where he investigated violations of federal criminal law. Mr. Dickey remained with the Las Vegas Field Office until his departure from the FBI in January 2005 to join the Company. Mr. Dickey received his B.A. in journalism and public relations from the University of Oklahoma.
      Robert L. Butcher, Executive Vice President and Chief Marketing Officer. Mr. Butcher has served as the Company’s Executive Vice President and Chief Marketing Officer since March 1, 2006. From January 2001 until joining the Company, Mr. Butcher was employed in various capacities by International Speedway Corporation (ISC) where he most recently served as Senior Director Marketing Partnership and Integrated Media. ISC, a publicly traded company majority owned by the France Family, which solely owns NASCAR, owns and/or operates 12-motorsports stadiums across the country including Daytona International Speedway. ISC sanctions more than 100-major motorsports events each year including the majority of all NASCAR and Indy Racing League events. Mr. Butcher holds a Bachelor of Business Administration degree and a Masters of Science degree, each from Georgia Southern University.
      Benjamin L. Geisler, Executive Vice President of Operations. Mr. Geisler has served as the Company’s Executive Vice President of Operations since March 1, 2006. From June 1997 until joining the Company, Mr. Geisler was employed in various capacities with Next Marketing, Inc. (Next), where he most recently served as Senior Vice President for Next Marketing Inc. (Next), a privately held sports and event marketing firm heavily focused on motorsports. Mr. Geisler joined Next with the sole purpose of extending the firm’s motorsports reach beyond its open-wheel background into the NASCAR arena. During his tenure at Next, Mr. Geisler was responsible for managing or placing over $100 million in sponsorship and activation spending, while establishing Next as a leader in both the NASCAR and event marketing arenas. Mr. Geisler holds a Bachelor of Arts degree in Communications & Commerce though a joint program among the College of Arts and Sciences of the University of Pennsylvania, Philadelphia, the Annenberg School of Communications and the Wharton School of Business.
      Daniel W. Rumsey. Mr. Rumsey has an extensive legal and finance background, dating back to 1987 when he served as a staff attorney in the U.S. Securities and Exchange Commission’s Division of Corporation Finance. He has also served as assistant general counsel for Terra Industries, Inc., a company engaged in the production and marketing of nitrogen products for agricultural and industrial markets, and associate general counsel and corporate secretary of EchoStar Communications Corporation, a company engaged in direct broadcast satellite subscription television services. Mr. Rumsey is currently a director of Wave Wireless, Corp., a company engaged in the manufacture and marketing of wireless telecommunication equipment radios for telecommunications networks. Previously, Mr. Rumsey was vice president and general counsel of Knowledge Kids Network, Inc., a multi-media company. Prior to joining Knowledge

Kids Network, Inc., Mr. Rumsey was the president and general counsel of Aspen Learning Systems and NextSchool, Inc., which he joined in February 1997. Mr. Rumsey sold Aspen Learning Systems and NextSchool to Knowledge Kids Network in 1999. Mr. Rumsey currently serves as the chairman of the board of directors of Prescient Applied Intelligence, Inc. Mr. Rumsey received his J.D. from the University of Denver College of Law in 1985, and his B.S. from the University of Denver in 1983.
      Lyle W. Miller. Mr. Miller is a founding Director and Vice Chairman, Member of the Executive Committee of Capitol Bancorp Limited, a publicly traded bank holding company (NASDAQ: CBCL). Mr. Miller is also a member of the Board of Directors for AMERA Mortgage Corporation and Ingham Regional Healthcare Foundation. Additionally, Mr. Miller is currently President and Owner of L.W. Miller Holding Company; President and Shareholder of Northern Leasing & Sales, Inc., and Northern Connections, Inc., each a privately-held company engaged in the real estate business; a partner of MahMill Acres, a privately-held real estate development partnership; and President and Shareholder of Landings’ Restaurant in Charlevoix, MI. From 1985 — 1996 Lyle served as Executive Vice President and Director of United Bank Club Association, Inc. (UBCA) a financial enhancement services company. Mr. Miller served as a Director on the Board for Precis, Inc. (NASDAQ: PCIS from 2000 — 2001), a publicly-traded healthcare membership company; and as Executive Vice President and Director of the Board for PalWeb Corporation ((OTCBB: PLWB from 1998 — 2001), a publicly-traded industrial manufacturer. Mr. Miller earned a Bachelor of Business Administration degree from Michigan State University pursued a Masters in Finance from Central Michigan University.
Board Composition and Committees
      Our board of directors is currently composed of two members, including Daniel W. Rumsey and Lyle W. Miller. All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.
      On July 8, 2005, Mr. Rumsey was appointed Chairman of our audit committee and Mr. Miller was appointed Chairman of our compensation committee. The audit committee is primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The Company has determined that Mr. Rumsey is a financial expert as defined in Item 401(e)(2) of Regulation S-B under the Exchange Act. The compensation committee is primarily responsible for reviewing and approving our salary and benefits policies (including stock options), including compensation of executive officers.
Director Compensation
      Each director receives $1,500 per board meeting, with a minimum of six meetings per year. Each member receives $500 per conference call per year. Each Chairman of a board committee receives $10,000 per year. Each non-employee director will receive an option to purchase 75,000 shares of restricted stock in the Company issued at the time of their initial election and vested over three years at 25,000 shares per year. At the end of each three year period, a continuing non-employee director will receive an additional option to purchase 75,000 shares, also vesting over a three year period. Directors are also reimbursed for reasonable travel expenses related to such director’s attendance at board of directors and committee meetings.
Indebtedness of Directors and Executive Officers
      None of our directors or officers or their respective associates or affiliates is indebted to us.
Family Relationships
      There are no family relationships among our directors or executive officers.

Code of Ethics
      The Company maintains policies and procedures that represent both the code of ethics for the principal executive officer, principal financial officer, and principal accounting officer under SEC rules. The code applies to all directors, officers, and employees.
      The code is posted on our internet site and is available free of charge on request to the Secretary at the Company’s address. Any amendment of the Code will be promptly posted on our website at http://www.dirtmotorsports.com.
      A committee of the Board of Directors will review any issues under the code involving an executive officer or director and will report its findings to the Board. We do not envision that any waivers of the code will be granted, but should a waiver occur for an executive officer or director, it will also be promptly disclosed on our website.
EXECUTIVE COMPENSATION
      The following table sets forth certain information concerning the compensation paid by the Company for services rendered in all capacities to the company from October 1, 2003 through the fiscal year ended September 30, 2005, of our Chief Executive Officer and our other named executive officers who earn in excess of $100,000.
SUMMARY COMPENSATION TABLE OF EXECUTIVES

					Long Term Compensation

					Awards
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying
	Fiscal	Salary	Bonus	Compensation	Awards	Options/SARS
Name and Principal Position	Year	($)	($)	($)	($)	(#)

Paul A. Kruger*	2004	180,000	0	0	0	0
Former Chairman/ CEO*	2005	180,000	0	0	0	50,000
Tom W. Deery	2004	0	0	0	0	0
President and acting CEO	2005	0	0	0	0	0
Brian M. Carter	2004	0	0	0	0	0
CFO	2005	120,000	0	0	0	300,000
Joseph G. Dickey	2004	0	0	0	0	0
CAO	2005	100,000	0	0	0	300,000
Robert L. Butcher	2004	0	0	0	0	0
EVP and CMO	2005	0	0	0	0	0
Benjamin L. Geisler	2004	0	0	0	0	0
EVP of Operations	2005	0	0	0	0	0

*	Mr. Kruger resigned from the Board of Directors, as Chairman of the Board of Directors and as Chief Executive Officer on May 19, 2006.
      No other compensation except for that described above was paid or distributed to our executive officers during the fiscal years represented above. There are no compensatory plans or arrangements, with respect to any of our executive officers, which result or will result from the resignation, retirement or any other termination of such individual’s employment with us or from a change in control of the company or a change in the individual’s responsibilities following a change in control.
Employment Contracts
      Effective May 19, 2006, an existing three year employment agreement with Mr. Kruger was mutually terminated with no further obligation to Mr. Kruger.

      On February 1, 2005, we entered into three year employment agreement with Mr. Carter pursuant to which we agreed to employ Mr. Carter as Chief Financial Officer at an annual salary of $180,000. After the three year term, the employment agreement will automatically renew for successive one year terms unless either terminates the agreement at the end of the then current term, by ninety days prior written notice. If we terminate the agreement without cause, or Mr. Carter terminates the agreement due to a Constructive Termination, as defined in the agreement, prior to the end of its then current term, then Mr. Carter shall, for the remainder of the then current term, continue to receive the salary provided for under the agreement as if the agreement had not been terminated.
      On January 28, 2005, we entered into three year employment agreement with Mr. Dickey pursuant to which we agreed to employ Mr. Dickey as Chief Administrative Officer at an annual salary of $150,000. After the three year term, the employment agreement will automatically renew for successive one year terms unless either terminates the agreement at the end of the then current term, by ninety days prior written notice. If we terminate the agreement without cause, or Mr. Dickey terminates the agreement due to a Constructive Termination, as defined in the agreement, prior to the end of its then current term, then Mr. Dickey shall, for the remainder of the then current term, continue to receive the salary provided for under the agreement as if the agreement had not been terminated.
      On February 20, 2006, we entered into three year employment agreement with Mr. Butcher pursuant to which we agreed to employ Mr. Butcher as the Company’s Executive Vice President and Chief Marketing Officer whereby he shall receive an annual salary of $180,000, formulaic incentive compensation, discretionary incentive compensation, 300,000 options of the Company’s common stock at an exercise price of $3.75 per share, and 150,000 shares of restricted common stock. After the three year term, the employment agreement will automatically renew for successive one year terms unless either terminates the agreement at the end of the then current term, by ninety days prior written notice. If we terminate the agreement without cause, or Mr. Butcher terminates the agreement due to a Constructive Termination, as defined in the agreement, prior to the end of its then current term, then Mr. Butcher shall, for the remainder of the then current term, continue to receive the salary provided for under the agreement as if the agreement had not been terminated.
      On February 20, 2006, we entered into three year employment agreement with Mr. Geisler pursuant to which we agreed to employ Mr. Geisler as the Company’s Executive Vice President of Operations whereby he shall receive an annual salary of $180,000, formulaic incentive compensation, discretionary incentive compensation, 300,000 options of the Company’s common stock at an exercise price of $3.75 per share, and 150,000 shares of restricted common stock. After the three year term, the employment agreement will automatically renew for successive one year terms unless either terminates the agreement at the end of the then current term, by ninety days prior written notice. If we terminate the agreement without cause, or Mr. Geisler terminates the agreement due to a Constructive Termination, as defined in the agreement, prior to the end of its then current term, then Mr. Geisler shall, for the remainder of the then current term, continue to receive the salary provided for under the agreement as if the agreement had not been terminated.
      On February 20, 2006, we entered into a Consulting Agreement with Mr. Deery, pursuant to which Mr. Deery will serve as the Company’s Interim President whereby he will receive $15,000 per month during the term of the agreement, 50,000 options of the Company’s common stock at a price of $4.00 per share, and 50,000 common shares of the Company’s restricted common stock. The initial term of the agreement is six months with subsequent three month renewal periods at the discretion of the Company.

OPTION/ SAR GRANTS IN LAST FISCAL YEAR(a)
Individual Grants

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to
	Options/SARs	Employees in Fiscal	Exercise or Base
Name	Granted (#)	Year	Price ($/Sh)	Expiration Date

Paul A. Kruger	50,000	8%	3.50	10/08/2009
Brian M. Carter	300,000	46%	3.65	02/01/2010
Joseph G. Dickey	300,000	46%	3.65	02/01/2010

(a)	Table does not include OPTION/ SAR grants subsequent to December 31, 2005.
      On October 8, 2004, Kruger was granted an option to purchase 50,000 shares of our Common Stock at an exercise price of $3.50 per share, plus was awarded an additional 50,000 restricted shares of Common Stock. The options vested in equal installments over three years. These options have subsequently been cancelled.
      On February 1, 2005, Messrs. Carter and Dickey were granted an option to purchase 300,000 shares of our Common Stock at an exercise price of $3.65 per share in connection with entering into their respective employment agreements. The options vest 25% immediately and the remainder over three years, 25% on the each anniversary date of their employment.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth, as of May 25, 2006, certain information with respect to the beneficial ownership of our common stock by (i) each of our directors and executive officers, (ii) each person known to us to be the beneficial owner of five percent or more of the outstanding shares of our common stock, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of, and has sole voting and investment power with respect to, the shares indicated. Certain principal stockholders are selling stockholders in this offering.

		Amount and
		Nature of		Percent
Title of Class	Name and Address of Beneficial Owner(1)	Beneficial Owner		of Class

Common	Tom W. Deery, Acting Chief Executive Officer & President	50,000	(2)		*
Common	Daniel W. Rumsey, Director	—			*
Common	Lyle W. Miller, Director	—			*
Common	Brian M. Carter, Vice President and Chief Financial Officer	150,000	(3)		*
Common	Joseph G. Dickey, Vice President and Chief Administrative Officer	150,000	(3)		*
Common	Robert L. Butcher, Executive Vice President and Chief Marketing Officer	150,000	(4)		*
Common	Benjamin L. Geisler, Executive Vice President of Operations	150,000	(4)		*

Common	Directors and executive officers as a group (7 persons)	650,000		4.66%

(1)	Unless otherwise indicated, the business address each of Messrs. is 3600 W. Main Street, Suite 150, Norman, Oklahoma, 73072.

(2)	Includes 50,000 shares of restricted stock granted to Mr. Deery.

(3)	Includes options to purchase 150,000 shares of common stock at $3.65 which are currently exercisable.

(4)	Includes 150,000 shares of restricted stock granted in connection with said officers employment agreement.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      Prior to March 31, 2006 the Company utilized travel services including the use of an aircraft owned by the Company’s former Chief Executive Officer. The Company no longer utilizes these travel services. Addtionally, the Company rented office space for its corporate offices in Norman, Oklahoma, on a month-to-month basis, from an entity controlled by the Company’s former Chief Executive Officer. The Company no longer utilizes this property for the Company’s corporate offices.
DESCRIPTION OF OUR CAPITAL STOCK
      The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws as amended, and by the applicable provisions of Delaware law.
      Our authorized capital stock consists of 100,000,000 shares of common stock, having a par value of $0.0001 per share and 10,000,000 shares of preferred stock, having a par value of $0.01 per share.
Common Stock
      Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Certificate of Incorporation do not permit cumulative voting for the election of directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.
      The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors and of any liquidation preference to the holders of the company’s preferred stock.
      All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.
Preferred Stock
      The board of directors may, without further action of our common stockholders, issue shares of preferred stock in one or more series and fix or alter the rights and preferences thereof, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock. The board of directors may, without further action by our common stockholders, issue shares of preferred stock which it has designated.
      The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock. While the issuance of preferred stock provides flexibility in connection with additional financing, possible acquisitions and other corporate purposes, future issuances may have the effect of delaying, deferring or preventing the change of control in us without further action by the stockholders and may discourage bids for the common stock at a premium over the market price. The board of directors may, without stockholder approval, provide for the issuance of preferred stock that could have voting, conversion or other rights superior to the rights of holders of common stock.
      We have no present plans to issue any new series of preferred stock.
Series D Stock
      As of May 30, 2006, we had 20,000 shares of Series D preferred stock authorized for issuance and 18,132.7 shares of Series D preferred stock outstanding. All issued and outstanding Series D preferred stock are, fully paid and nonassessable.
      The Series D preferred stock is convertible into shares of our common stock. The rate of conversion is 1,000 to 1 as of May 30, 2006. The conversion rate is subject to change if certain events occur. Generally, the conversion rate will be adjusted if we issue any non-cash dividends on our securities, split our securities or otherwise effect a change to the number of our outstanding securities. The adjustment in each of these cases will be such that the revised conversion rate would result in the issuance to the Series D stockholder the same number of common shares to which the holder would have been entitled immediately after the occurrence of such event had he converted his Series C shares into common shares immediately prior to the event.
      For example, if the conversion rate was 1000-to-1 immediately prior to a 2-for-1 stock split, the rate would be multiplied by two and would become 2000-to-1 immediately after the split. Therefore, if the holder of 200 shares of Series D preferred stock had converted his shares into common stock immediately before the split, he would have received 200,000 shares of common stock which would then have been split into 400,000 shares. If he converts his shares of Series D preferred stock after the split, the adjusted conversion rate of 2,000-to-1 will also result in the stockholder receiving the same 400,000 shares of common stock. The conversion rate will also be adjusted if we issue additional securities at a price that is less than the price that the Series D preferred stockholders paid for their shares. This adjustment will be such that the new conversion rate will give the Series D preferred stockholders in the aggregate the same percentage ownership immediately after the offering as they would have had the new securities been issued at the same price the Series D preferred stockholders paid for their shares. The new conversion rate is calculated by multiplying the conversion rate immediately prior to the sale by a fraction determined by dividing (1) the common stock outstanding immediately prior to the sale, plus the number of new shares that the aggregate proceeds received for the new issue would have purchased at the per share price in effect for the Series D preferred stock immediately prior to the new issuance by (2) the common stock outstanding immediately after the sale.
      The Series D preferred stock can be converted at any time at the option of the holder and will automatically be converted into shares of common stock. In addition, the Series D preferred stock will automatically be converted into shares of our common stock if, after six months from the date of this Prospectus the closing bid price for our common stock is at least $7.50 per share for a period of ten consecutive, the trading volume for the ten consecutive day period is at least $1,000,000, and certain other requirements are met.
      Beginning on May 16, 2007, shares of the Series D preferred stock are entitled to receive a dividend of four percent of the liquidation preference of the shares. This dividend increases to six percent beginning May 16, 2008. The dividend is payable semi-annually in cash or, if certain requirements are met, we can chose to pay the dividend in shares of our common stock. Dividends on the Series D preferred stock will accrue, whether or not the dividend is declared by our board of directors. So long as shares of our Series D preferred stock are outstanding, we may not pay any dividend on our common stock unless we have first paid all accrued and unpaid dividends on the outstanding shares of Series D preferred stock.

      In the event of our liquidation or dissolution the holders of Series D preferred stock will be entitled to receive the amount they paid for their stock, plus accrued and unpaid dividends out of our assets legally available for such payments prior to the time other holders of our securities junior to the Series D preferred stock will be entitled to any payments. So long as any shares of Series D preferred stock are outstanding, we are restricted from undertaking the following corporate actions without the consent of the holders of at least seventy-five percent of the Series D preferred stock: (i) amending, altering or repealing the provisions of the Series D preferred stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series D preferred stock; (ii) repurchasing, redeeming or paying dividends on, shares of our common stock or any other shares of preferred stock that are junior to the Series D preferred stock; (iii) amending our Certificate of Incorporation or Bylaws so as to affect materially and adversely any right, preference, privilege or voting power of the Series D preferred stock; (v) reclassify our outstanding securities; (vi) voluntarily file for bankruptcy, liquidate our assets or make an assignment for the benefit of our creditors; or (vii) change the nature of the our business. In addition, we may not issue any securities ranking pari passu or senior to the Series D preferred stock without the consent of the holders of at least eighty percent of the Series D preferred stock outstanding at the time.
      In the event we fail to comply with our obligations under the Series D preferred stock to register and maintain the registration for resale of shares of our common stock into which the Series D preferred shares may be converted, or if we deregister our shares of common stock from public trading or if public trading in our shares of common stock in the public markets is suspended for a period of five consecutive trading days; or if we fail to permit a holder of Series D preferred stock to convert such stock into shares of our common stock; or otherwise breach a material term or condition of the Series D preferred stock or agreements pursuant to which such stock was sold, then in each such case, the holders of shares of Series D preferred stock may require us to redeem the Series D preferred stock at a redemption price equal to one hundred and twenty percent of the then current liquidation value of the shares of Series D preferred stock requested to be redeemed.
      Except as otherwise required by Delaware law, or as set forth in the immediately preceeding paragraph, the shares of Series D preferred stock have no voting rights.
Transfer Agent and Registrar
      Our transfer agent is Mountain Share Transfer, Inc., 1625 Abilene Drive, Broomfield, Colorado 80020. Phone number (303) 460-1149.
LEGAL MATTERS
      Certain legal matters in this offering, including the legality of the common stock offered pursuant to this prospectus, will be passed upon for us and the selling stockholders by Jackson Walker L.L.P.
EXPERTS
      The consolidated financial statements of Dirt Motor Sports, Inc. as of December 31, 2005, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the three month period then ended and for the years ended September 30, 2005 and 2004, included in this prospectus have been audited by Murrell, Hall, McIntosh & Co., PLLP, an independent registered public accounting firm, to the extent and for the periods stated in their reports appearing elsewhere herein and are included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL
      No “Expert” or “Counsel” as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act, whose services were used in the preparation of this Form SB-2, was hired on a contingent basis or will receive a direct or indirect interest in the company.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the shares of common stock offered in this offering prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, any proxy statements and other information with the Securities and Exchange Commission. You can read our Securities and Exchange Commission files, including this registration statement, at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any documents we file with the Securities and Exchange Commission at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

DIRT MOTOR SPORTS, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Year Ended December 31, 2005
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of March 31, 2006 and December 31, 2005	F-3
 Consolidated Statements of Operations for the Three Months ended March 31, 2006 and 2005, Transition Period ended December 31, 2005, Quarter ended December 31, 2004 and the Years Ended September 30, 2005 and 2004
F-4
Consolidated Statements of Stockholders’ Deficit for the Period from September 30, 2004 through March 31, 2006	F-5
 Consolidated Statements of Cash Flows for the Three Months ended March 31, 2006 and 2005, Transition Period ended December 31, 2005, Quarter ended December 31, 2004 and the Years Ended September 30, 2005 and 2004
F-6
Notes to Audited Consolidated Financial Statements for the Year Ended December 31, 2005	F-7
Certificate of Incorporation
Opinion of Jackson Walker L.L.P.
List of the Company's Subsidiaries
Consent of Independent Auditors

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We have audited the accompanying consolidated balance sheets of Dirt Motor Sports, Inc. as of December 31, 2005, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the three month period then ended and for the years ended September 30, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dirt Motor Sports, Inc. as of December 31, 2005, and the consolidated results of their operations and cash flows for the three month period then ended for the years ended September 30, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.
      The accompanying financial statements have been prepared assuming that Dirt Motor Sports, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, Dirt Motor Sports, Inc. has incurred significant net losses during the year ended December 31, 2005 and has negative working capital as of December 31, 2005. These matters raise substantial doubt about the ability of Dirt Motor Sports, Inc. to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Murrell, Hall, McIntosh & Co., PLLP
Oklahoma City, Oklahoma
March 29, 2006 Except as to
Note 15 for which the date is May 25, 2006

DIRT MOTOR SPORTS, INC.
CONSOLIDATED BALANCE SHEETS

		December 31,
	March 31, 2006	2005

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$320,427	$18,645
Accounts receivable trade	35,920	180,628
Inventory	288,941	132,056
Prepaid expenses and other current assets	638,999	476,303

Total current assets	1,284,287	807,632
Land, buildings and equipment, net	10,800,753	10,795,359
Trademarks	100,000	100,000
Goodwill, net of impairment of $8,812,097 in 2006 and 2005	1,508,440	1,508,440
Prepaid Expenses long term	296,296	333,333
Other assets, net of amortization of $123,301 in 2006 and $106,487 in 2005	219,137	230,562

Total assets	$14,208,913	$13,775,326

LIABILITIES AND STOCKHOLDERS DEFICIT
Current liabilities:
Cash overdraft	$—	$253,232
Accounts payable	1,325,814	1,189,171
Accrued liabilities	1,688,711	1,009,181
Deferred revenues	732,621	178,784
Notes payable net of discount of $4,030,977 in 2006 and $3,622,406 in 2005	9,004,248	7,140,915

Total current liabilities	12,751,394	9,771,283
Notes payable long term	5,252,948	5,293,874

Total liabilities	18,004,342	15,065,157
Stockholders equity:
Series B Preferred stock, $0.01 par value 8,000 shares authorized; 6,883 shares issued and outstanding at March 31, 2006 and December 31, 2005 respectively par value;	20,648,456	20,648,456
Series C Preferred stock, $0.01 par value; 2,500 shares authorized; 2,500 shares issued and outstanding at March 31, 2006 and December 31, 2005 respectively	6,250,000	6,250,000
Common stock, $0.0001 par value; 100,000,000 shares authorized; 11,720,555 and 11,720,555 shares issued and outstanding at March 31, 2006 and December 31, 2005 respectively	1,172	1,172
Additional paid-in capital	12,088,953	9,727,830
Accumulated deficit	(42,784,010)	(37,917,289)

Total stockholders deficit	(3,795,429)	(1,289,831)

Total liabilities and stockholders equity	$14,208,913	$13,775,326

DIRT MOTOR SPORTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

			Transition
			Period Ended	Quarter Ended
	Three Months Ended March 31,		December 31,	December 31,	Year Ended September 30,

	2006	2005	2005	2004	2005	2004

	(Unuadited)	(Unuadited)		(Unaudited)
Revenues:
Race sanctioning and event fees	$310,048	$750,074	$690,932	$220,797	$6,759,167	$1,929,394
Track operations, ticket and concession sales	1,351,552	0	741,898	1,092,926	2,828,576	519,009
Sponsorship and advertising	217,526	243,953	330,770	227,078	1,390,949	326,756
Merchandise sales	94,031	265,980	162,810	166,750	1,138,781	614,916
Other revenue	46,910	31,022	43,627	78,682	400,386	211,272

Total revenues	$2,020,067	$1,291,029	$1,970,037	$1,786,233	$12,517,859	$3,601,347
Operating expenses:
Track and event operations	3,182,325	1,630,685	2,881,313	1,485,414	14,615,658	3,330,871
Sales and marketing	220,156	279,126	286,632	78,180	1,278,043	319,172
Merchandise operations and cost of sales	190,700	201,417	311,105	74,682	936,731	354,883
General and administrative	790,977	689,528	963,373	1,592,153	3,532,452	2,458,854
Debt restructuring expense	—	—	—	—	—	800,000
Goodwill impairment	—	—	—	—	5,999,571	2,954,978
Non-cash stock option compensation	646,010	—	—	—	—	—
Depreciation and amortization	190,688	66,986	243,944	47,100	511,183	91,304

Total operating expenses	5,220,856	2,867,742	4,686,367	3,277,529	26,873,638	10,310,062

Loss from operations	(3,200,789)	(1,576,713)	(2,716,330)	(1,491,296)	(14,355,779)	(6,708,715)
Interest expense, net	(1,665,932)	(413,977)	(1,075,926)	(1,054,474)	(5,337,458)	(998,464)

Net (loss)	$(4,866,721)	$(1,990,690)	$(3,792,256)	$(2,545,770)	$(19,693,237)	$(7,707,179)
Dividends on preferred stock:
Beneficial conversion, Series A	—	—	—	—	—	(11,560,151)
Warrants and beneficial conversion, Series B	—	(5,000,000)	—	—	(5,000,000)	—
Beneficial conversion, Series C	—	(800,000)	—	—	(800,000)	—
Exchange of Series A for Series B Preferred Stock	—	(1,667,801)	—	—	(1,667,801)	—
Exchange of warrants for Series C Preferred Stock	—	(5,450,000)	—	—	(5,450,000)	—
Cumulative preferred stock dividend	—	—	—	—	—	(80,000)

Net loss applicable to common stock	$(4,866,721)	$(14,908,491)	$(3,792,256)	$(2,545,770)	$(32,611,038)	$(19,347,330)

Net loss applicable to common stock per common share
Basic and diluted	$(0.42)	$(1.03)	$(0.32)	$(0.18)	$(2.40)	$(1.11)

Weighted average common shares outstanding
Basic and diluted	11,720,555	14,439,554	11,720,555	14,343,566	13,576,804	17,437,515

DIRT MOTOR SPORTS, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

	Preferred Stock		Common Stock		Additional
					Paid-In	Accumulated
	Shares	Amounts	Shares	Amounts	Capital	(Deficit)	Total

Balance, September 30, 2004	4,790	$12,933,988	14,230,170	$1,423	$4,665,965	$(8,181,796)	$9,419,580)
Common stock issued, acquisitions	—	—	164,384	16	599,984	—	600,000
Common stock issued	—	—	45,000	5	8,995	—	9,000
Partial conversion of note payable into Series A preferred stock	426	1,149,622	—	—	—	—	1,149,622
Value assigned to	—	—	—	—	5,000,000	—	5,000,000
Issuance of Series B
preferred stock	1,667	5,000,000	—	—	(5,000,000)	—	—
Exchange of warrant for Series C preferred stock	2,500	6,250,000	—	—	(800,000)	(6,250,000)	(800,000)
Value assigned to beneficial conversion feature of Series C preferred stock	—	—	—	—	800,000	—	800,000
Exchange of Series B
preferred stock for Series A preferred stock, increase in liquidation preference	—	1,564,846	—	—	(1,564,846)	—	—
Value assigned to warrants issued in connection with acquisitions	—	—	—	—	132,187	—	132,187
Placement agent fees	—	—	—	—	(500,000)	—	(500,000
Registration and other costs	—	—	—	—	(45,000)	—	(45,000)
Value assigned to warrants issued in connection with issuance of notes payable	—	—	—	—	3,412,935	—	3,412,935
Cancellation of common stock in connection with employee termination	—	—	(450,000)	(45)	45	—	—
Agreement to cancel 768,999 shares of common stock in connection with a business relationship Termination agreement	—	—	(768,999)	(77)	(1,289,923)	—	(1,290,000)
Surrender of common stock warrants	—	—	(1,500,000)	(150)	150	—	—
Net loss	—	—	—	—	—	(19,693,237)	(19,693,237)

Balance, September 30, 2005	9,383	$26,898,456	11,720,555	$1,172	$5,420,492	$(34,125,033)	$(1,804,913)
Value assigned to warrants issued in connection with issuance and exchange of notes payable	—	—	—	—	4,307,338	—	4,307,338
Net loss	—	—	—	—	—	(3,792,256)	(3,792,256)

Balance, December 31, 2005	9,383	$26,898,456	11,720,555	$1,172	$9,727,830	$(37,917,289)	$(1,289,831)
Value assigned to warrants issued in connection with the issuance of $2.3 million notes payable					1,715,113		1,715,113
Value assigned to stock options issued in conjunction with employment agreements					632,710		632,710
Value assigned to stock options issued to advisory board consultants					13,300		13,300
Net (loss)						(4,866,721)	(4,866,721)

Balance, March 31, 2006	9,383	$26,898,456	11,720,555	$1,172	$12,088,953	$(42,784,010)	$(3,795,429)

DIRT MOTOR SPORTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Transition
	Three Months Ended		Period Ended	Quarter Ended
	March 31,		December 31,	December 31,	Year Ended September 30,

	2006	2005	2005	2004	2005	2004

	(Unaudited)	(unaudited)		(unaudited)
Cash flows from operating activities:
Net (loss)	$(4,866,721)	$(1,990,690)	$(3,792,256)	$(2,545,770)	$(19,693,237)	$(7,707,179)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	190,688	66,987	243,944	47,100	511,183	91,305
Non-cash interest expense, notes payable	1,306,580	482,949	684,931	—	5,071,612	666,667
Common stock issued for expenses	—	—	—	9,000	9,000	208,650
Restructuring fees paid by shareholder	—	—	—	1,000,003	—	800,000
Impairment of goodwill					5,999,571	2,954,978
Non-cash stock option compensation	646,010	—	—	—	—	—
Increase (decrease) in cash for changes in:
Accounts receivable	144,708	(118,370)	173,231	330,453	2,755	(356,614)
Inventory	(156,885)	(176,182)	195,536	1,714	(254,701)	(72,891)
Prepaid expenses and other current assets	(125,659)	(26,952)	(174,744)	(103,822)	(207,580)	(84,932)
Other non-current assets	(12,222)	—	(369,571)	—	118,252	—
Accounts payable	136,643	(47,213)	594,358	328,080	134,692	52,704
Accrued liabilities	672,032	(219,124)	(1,744,654)	(499,662)	166,404	1,287,515
Deferred revenue	553,837	606,143	(703,992)	(768,119)	(780,876)	1,259,028

Net cash (used in) operating activities	(1,510,989)	(1,422,452)	(4,893,217)	(2,201,023)	(8,922,925)	(900,769)

Cash flows from investing activities:
Purchase of property, contract rights, trademarks and goodwill	(164,936)	(1,043,225)	(153,787)	(2,802,889)	(8,753,285)	(505,508)
Advances on acquisition	—	—	—	—	—	(9,068,757)
Additions to other assets	—	—	—	2,703	—	(207,249)

Net cash (used in) investing activities	(164,936)	(1,043,225)	(153,787)	(2,800,186)	(8,753,285)	(9,781,514)

Cash flows from financing activities:
Cash overdraft	(253,232)	(55,279)	253,232	—	—	—
Payments on notes payable	(44,061)	(41,373)	(146,877)	(60,000)	(1,385,417)	—
Issuance of preferred stock for cash	—	—	—	—	5,000,000	10,625,918
Cost of stock issuance	—	—	—	—	(545,000)	(3,652,516)
Issuance of common stock for cash	—	—	—	—	—	260,000
Payments of placement agent fees and other issuance costs	—	(545,000)	—	—	—	—
Proceeds from issuance of preferred stock	—	5,000,000	—	—	—	—
Proceeds from issuance of notes payable	2,275,000	287,000	4,200,000	—	10,359,991	8,454,196

Net cash provided by financing activities	1,977,707	4,645,348	4,306,355	(60,000)	13,429,574	15,687,598

Net increase (decrease) in cash and cash equivalents	301,782	2,179,671	(740,649)	(5,061,209)	(4,246,636)	5,005,315
Cash and cash equivalents, beginning of period	18,645	—	759,294	5,005,930	5,005,930	615

Cash and cash equivalents, end of period	$320,427	$2,179,671	$18,645	$(55,279)	$759,294	$5,005,930

Supplemental schedule of non-cash activities:
Conversion of Convertible Preferred Stock:	$—	$15,648,456	$—	$—	$15,648,456	$—
Issuance of warrants, acquisitions	$—	$—	$—	$132,187	$—	$—
Cash payments for interest	$359,359	$—	$41,238	$63,850	$113,940	$257,436
Issuance of common stock, acquisitions	$—	$—	$—	$609,000	$600,000	$311,667
Issuance of warrants with promissory notes	$1,715,113	$—	$4,307,338	$—	$132,187	$—
Conversion of accrued interest to promissory notes	$—	$—	$123,561	$—	$—	$—
Issuance of warrants for property and contract rights	$—	$132,187	$—	$—	$—	$—
Non-cash revenues and expenses, barter agreements	$67,000	$25,000	$—	$—	$—	$—
Notes issued in conjunction with the agreement to surrender common stock	$—	$—	$—	$—	$1,323,000	$—
Payment of not receivable through acquisition	$—	$—	$—	$—	$—	$612,047
Assumption of sanction deposits through acquisition	$—	$—	$—	$—	$—	$1,042,780
Conversion of note payable and accrued interest to preferred stock	$—	$—	$—	$—	$—	$1,100,007
Cancellation of debt by shareholder	$—	$—	$—	$—	$—	$2,198,334
Non cash offering costs	$—	$—	$—	$—	$—	$(165,726)

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — THE COMPANY

Nature of Business
      References in this document to “the Company,” “Boundless,” “DIRT,” “we,” “us” and “our” mean Dirt Motor Sports, Inc. and its wholly owned subsidiaries. Subsequent to the acquisition of DIRT Motorsports, Inc. in 2004, the Company began operating under the d/b/a name DIRT MotorSports and in July 2005, the Company reincorporated in Delaware and changed the Company’s name from “Boundless Motor Sports Racing, Inc.” to “Dirt Motor Sports, Inc.” On February 4, 2004, the Company completed the acquisition of substantially all the assets of the World of Outlaws, Inc. (“World of Outlaws”). Prior to this event, the Company was devoting substantially all of its efforts to establishing the business and was therefore a development stage enterprise until February 4, 2004.
      During the quarter ended December 31, 2004, the Company entered into a series of related transactions resulting in the acquisition of 100% of the outstanding stock of DIRT Motorsports, Inc. (“DIRT”) and two affiliated race tracks.
      On December 5, 2004, the Company acquired all of the outstanding membership interest in United Midwestern Promoters Motorsports, LLC (“UMP”).
      On November 7, 2004, the Company entered into an Asset Purchase Agreement to acquire substantially all of the assets of Lernerville Speedway, Inc. (“LSI”). This acquisition was completed in March 2005, and the total consideration for the assets acquired was $3,240,000.
      On March 10, 2005, the Company entered into and consummated an Asset Purchase Agreement pursuant to which the Company acquired all of the assets related to the business of sanctioning and conducting the dirt track racing events known as the Mid America Racing Series (“MARS”). The assets were acquired in exchange for an aggregate cash purchase price of $150,000.
      On June 30, 2005, the Company acquired substantially all of the assets of Volusia Speedway Park, Inc., (“Volusia Speedway”) in exchange for an aggregate purchase price of $3,600,000.
      We are a leading marketer and promoter of motorsports entertainment in the United States. We operate 7 dirt motorsports tracks (4 are owned and 3 facilities are under short term lease agreements) in New York, Pennsylvania and Florida. We own and operate four of the premier sanctioning bodies in dirt motorsports: the World of Outlaws, DIRT Motorsports, United Midwestern Promoters (UMP) and the Mid America Racing Series (MARS). Through these sanctioning bodies we organize and promote 16 national and regional racing series including the World of Outlaw Sprint Series and the World of Outlaws Late Model Series.
NOTE 2 — GOING CONCERN
      The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. As shown in the consolidated financial statements, the Company incurred a net loss of $4.9 million for the three months ended March 31, 2006 and $3.8 million for the transition period ended December 31, 2005. As of March 31, 2006, the Company has an accumulated deficit of $42.8 million and negative working capital of $11.5 million which raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
      The future success of the Company is dependent on its ability to attain profitable operations and upon its ability to obtain additional capital if necessary. There can be no assurance that the Company will attain positive cash flows from operations or be successful in obtaining such financing.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      We anticipate raising funds through additional private placements of preferred stock and additional sources of long-term financing. We believe the Company’s operations and sponsorship revenues will also provide additional cash flows as the Company strives to achieve profitability through operations.
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassifications
      Certain amounts in prior periods presented have been reclassified to conform to the current financial statement presentation. These reclassifications have no effect on previously reported net income or loss.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation
      The accompanying consolidated financial statements include the accounts of Dirt Motor Sports, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. During 2005 the Company eliminated several subsidiaries which had no activity. These included Moonstone, Inc., The Entity, Inc., Boundless Motor Sports Racing and GPX Partners.

Revenue Recognition and Deferred Revenue
      The Company derives its revenues from race sanctioning and event fees, admission fees and ticket sales, sponsorship and advertising, merchandise sales and other revenue. “Race sanctioning and event fees” includes amounts received from track owners and promoters for the organization and/or delivery of our racing series or touring shows including driver fees. “Admission fees and ticket sales” includes ticket sales for all events held at the Company’s owned or leased facilities and ticket sales for our touring shows where we rent tracks for individual events and organize, promote and deliver our racing programs. “Sponsorship and advertising” revenue includes fees obtained for the right to sponsor our motorsports events, series or publications, and for advertising in our printed publications or television programming.
      The Company recognizes race sanctioning and event fees upon the successful completion of a scheduled race or event. Race sanction and event fees collected prior to a scheduled race event are deferred and recognized when earned upon the occurrence of the scheduled race or event. Admission fees and ticket sales are recognized as revenues on the day of the event. Income from memberships to our sanctioning bodies is recognized on a prorated basis over the term of the membership. The Company recognizes revenue from sponsorship and advertising agreements when earned in the applicable racing season as set forth in the sponsorship or advertising agreement either upon completion of events or publication of the advertising. Revenue from merchandise sales are recognized at the time of sale. Revenues and related expenses from barter transactions in which the Company receives goods or services in exchange for sponsorships of motorsports events are recorded at fair value in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17, Accounting for Advertising Barter Transactions . Barter transactions accounted for $13,000 and $15,500 of total revenues for the three month periods ended December 31, 2005 and 2004, respectively. Barter transactions accounted for $67,000 for the three months ended March 31, 2006, $25,000 for the six months ended March 31, 2005, $13,000 for the three months

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ended December 31, 2005, $15,500 for the three months ended December 31, 2004, $52,000 for the year ended September 30, 2005, and $62,000 for the year ended September 30, 2004.

Expense Recognition and Deferral
      Certain direct expenses pertaining to specific events, including prize and point fund monies, and other expenses associated with the promotion of our racing events are deferred until the event is held, at which point they are expensed. Annual points fund monies which are paid at the end of the racing season are accrued during the racing season based upon the races held and total races scheduled.

Net Loss Per Share and Warrants Outstanding
      Basic and diluted earnings per share (EPS) are calculated in accordance with FASB Statement No. 128, Earnings per Share. For the three months ended March 31, 2006, six months ended March 31, 2005, three months ended December 31, 2005, three months ended December 31, 2004, year ended September 30, 2005, and year ended September 30, 2004, the net loss per share applicable to common stock has been computed by dividing the net loss by the weighted average number of common shares outstanding.

	Three		Three Months Ended
	Months	Three Months
	Ended	Ended			Year Ended September 30,
	March 31,	March 31	December 31,	December 31,
	2006	2005	2005	2005	2005	2004

	(Unaudited)
Net (Loss)	$(4,866,721)	$(1,990,690)	$(3,792,256)	$(2,545,770)	$(19,693,237)	$(7,707,179)
Net loss applicable to common stock	$(4,866,721)	$(14,908,491)	$(3,792,256)	$(2,545,770)	$(32,611,038)	$(19,347,330)
Net loss applicable to common stock per common share
Basic and diluted	$(.42)	$(1.03)	$(.32)	$(.18)	$(2.40)	$(1.11)
Weighted average common shares outstanding —
Basic and diluted	11,720,555	14,439,554	11,720,555	14,343,566	13,576,804	17,437,515
      In addition, as of March 31, 2006, December 31, 2005, and September 30, 2005, the Company’s Series B Preferred Stock was convertible into 6,882,819 shares of common stock and the Company’s Series C Preferred Stock was convertible into 2,500,000 shares of common stock. None of these were included in the computation of diluted EPS because the Company had a net loss and all potential issuance of common stock would have been anti-dilutive.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes the Company’s common stock purchase warrant and certain stock option activity for March 31, 2006 and the transition period ended December 31, 2005. These warrants were not considered in computing diluted earnings per share as their effect would be anti-dilutive:

			Weighted	March 31, 2006
	Shares	Shares	Average	Weighted Average	December 31, 2005
	March 31,	December 31,	Exercise	Contractual Life	Weighted Average
	2006	2005	Price	(Years)	Contractual Life

Series A warrants	4,172,925	4,172,925	$3.00	5.3	5.6
Series B warrants	933,334	933,334	$4.00	5.9	6.2
Series C warrants	2,200,000	2,200,000	$5.00	5.9	6.2
Placement agent warrants	1,186,266	1,186,266	$3.07	5.5	5.8
UMP acquisition warrants	40,000	40,000	$3.65	1.7	2.0
Promissory note warrants	1,831,250	1,262,500	$4.50	6.5	6.8
Employee stock options	650,000	650,000	$3.63	1.5	1.8
Warrants issued in exchange for the surrender of common stock	750,000	750,000	$5.00	6.3	6.6
Employee stock options	600,000	—	$3.75	4.92	—
Stock options issued to consultants	50,000	—	$4.00	4.92	—
Stock option issued to consultants	90,000	—	$4.50	4.58	—

Total warrants and stock options outstanding	12,503,775	11,195,025

Cash and Cash Equivalents
      For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Inventories
      Inventories of retail merchandise are stated at the lower of cost or market on the first in, first out method. Shipping, handling and freight costs related to merchandise inventories are charged to cost of merchandise.

Accounts Receivable
      The Company uses the allowance method to account for uncollectible accounts receivable. As of March 31, 2006 and December 31, 2005, all accounts receivable were considered collectible.

Property and Equipment
      Property and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method over the estimated useful lives of the related assets ranging from 3 to 40 years. Expenditures for maintenance, repairs and minor renewals are expensed as incurred; major renewals and betterments are capitalized. At the time depreciable assets are retired or otherwise disposed of, the cost and the accumulated depreciation of the assets are eliminated from the accounts and any profit or loss is recognized.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The carrying values of property and equipment are evaluated for impairment based upon expected future undiscounted cash flows. If events or circumstances indicate that the carrying value of an asset may not be recoverable, an impairment loss would be recognized equal to the difference between the carrying value of the asset and its fair value.

Purchase Accounting
      The Company accounted for its acquisitions of assets in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”), Business Combinations and Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets (“SFAS No. 142”). SFAS no. 141 requires that all business combinations entered into subsequent to June 30, 2001 be accounted for under the purchase method of accounting and that certain acquired intangible assets in a business combination be recognized and reported as assets apart from goodwill.

Intangible Assets
      Upon its inception, the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142 goodwill and intangible assets with indefinite lives are not to be amortized but are tested for impairment at least annually. Intangible assets with definite useful lives are to be amortized over the respective estimated useful lives or anticipated future cash flow streams when appropriate. At least annually the Company tests for possible impairment of all intangible assets and more often whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset is not recoverable. If indicators exist, the Company compares the discounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the discounted cash flow amount, an impairment charge is recorded in the operating expense section in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

Income Taxes
      The Company accounts for income taxes under Financial Accounting Standards Number 109 (“SFAS 109”), “Accounting for Income Taxes”. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be reversed. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock Based Compensation
      As of December 31, 2005, The company uses the intrinsic-value method as provided by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for its various fixed stock option plans and its employee stock purchase plan (“ESPP”) and provides pro forma disclosures of the compensation expense determined under the fair value provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Accordingly, the Company did not recognize compensation expense upon the issuance of certain of its stock options because the option terms were fixed and the exercise price equaled the market price of the Company’s common stock on the date of grant.
      Pro forma information regarding net loss and loss per share is required by and has been determined as if the company had accounted for its employee stock options under the fair value method defined by SFAS No. 123 and amended by SFAS No. 148. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
options granted in the fiscal year ended September 30, 2005 (no options were granted in 2004 or during the transition period ended December 31, 2005):

2005

Interest rates, (Zero-coupon U.S. Government Bonds issued with remaining life equal to expected term of options	2.5%
Dividend yields	0%
Volatility factors of the common stock	146%
Weighted average expected life	2.0 years
Resulting weighted average grant date fair value	$3.83
Additional expense under fair value method	$2,494,000
      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because these stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. The following table displays the effect on net loss and loss per share had the fair value method been applied during the transition period ended December 31, 2005 (the value of the options is recorded over the two year vesting term of the options and no options were granted in 2004 or during the transition period ended December 31, 2005):

2005

Basic:
Net loss applicable to common stock, as reported	$(3,792,256)
Stock-based compensation included in the determination of net loss under APB No. 25	—
Stock-based compensation to be included the determination of net loss under SFAS No. 148	(182,000)

Pro-forma net loss	$(3,974,256)

Net loss applicable to common stock, per common share:
As reported	$(.32)
Pro-forma	$(.34)
      Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, (“SFAS No. 123(R)”), using the modified prospective transition method. SFAS No. 123(R) requires equity-classified share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant and to be expensed over the applicable vesting period. Under the modified prospective transition method, share-based awards granted or modified on or after January 1, 2006, are recognized in compensation expense over the applicable vesting period. Also, any previously granted awards that are not fully vested as of January 1, 2006 are recognized as compensation expense over the remaining vesting period. No retroactive or cumulative effect adjustments were required upon The Company’s adoption of SFAS No. 123(R).
      Prior to adopting SFAS No. 123(R), The Company accounted for its fixed-plan employee stock options using the intrinsic-value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB No. 25”) and related interpretations. This method

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
required compensation expense to be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.
      Had the Company elected the fair value provisions of SFAS No. 123(R), The Company’s 2005 net earnings and net earnings per share would not have differed from the amounts actually reported as no share-based payments were made during this period.
      As a result of adopting SFAS No. 123(R) on January 1, 2006, The Company’s net loss for the three-month period ended March 31, 2006 were $646,010 greater than if The Company had continued to account for share-based compensation under APB No. 25. Also, basic and diluted losses per share were approximately $0.06 per share higher as a result of the adoption. Prior to the adoption of SFAS No. 123(R), The Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash inflows in the statement of cash flows. SFAS No. 123(R) requires the cash inflows resulting from tax deductions in excess of the compensation expense recognized for those stock options (“excess tax benefits”) to be classified as financing cash inflows. The Company did not report any excess tax benefits as financing cash inflows for the three months ended March 31, 2006.
      Unrecognized compensation expense as of March 31, 2006 related to outstanding stock options was $1,949,348.
      The fair value of each option grant is estimated for disclosure purposes on the date of grant using the Black-Scholes option-pricing model with the expected lives equal to the vesting period. The weighted average contractual life of the unvested options at March 31, 2006 was 4.11 years.
      A summary of the status of stock options and related activity for the three month period ended March 31, 2006 is presented below:

Options outstanding at December 31, 2005	650,000	$3.65
Granted	740,000	3.86
Exercised	—	—
Forfeited/expired	—	—

Options outstanding at March 31, 2006	1,390,000	$3.76
      There were no options outstanding as of March 31, 2005.

Concentration of Credit Risk
      Due to the nature of the Company’s sponsorship agreements, the Company could be subject to concentration of accounts receivable within a limited number of accounts. The Company has experienced collection delays with one of its significant corporate sponsors. Due to such delays, the Company recognizes revenue under this agreement only to the extent that cash is received for services performed. As of March 31, 2006 the Company had bank deposits in excess of FDIC insurance of $210,335. There were no cash deposits as of December 31, 2005 in excess of FDIC limits.

New Accounting Pronouncements
      In November 2004, the FASB issued SFAS No. 151 “Inventory Costs — an amendment of ARB No. 43, Chapter 4”. Statement No. 151 requires that certain abnormal costs associated with the manufacturing, freight, and handling costs associated with inventory be charged to current operations in the period in which they are incurred. The adoption of SFAS 151 had no impact on the Company’s financial position, results of operations, or cash flows. In December 2004, the FASB issued SFAS No. 153 “Exchanges of Non-monetary Assets-amendment of APB Opinion No. 29”. Statement 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for exchanges of non-monetary assets occurring after June 15, 2005. The adoption of SFAS 153 had no impact on the Company’s financial position, results of operations, or cash flows.
      In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”. SFAS No. 123R is a revision of SFAS No. 123, “Accounting for Stock Based Compensation”, and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The effective date of SFAS 123R is the first reporting period beginning after June 15, 2005, which is the Company’s fourth quarter 2005, although early adoption is allowed.
      SFAS 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.
      The Company currently utilizes a standard option pricing model (i.e., Black- Scholes) to measure the fair value of stock options granted to Employees. While SFAS 123R permits entities to continue to use such a model, the standard also permits the use of a “lattice” model. The Company has not yet determined which model it will use to measure the fair value of employee stock options upon the adoption of SFAS 123R.
      SFAS 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date. These future amounts cannot be estimated because they depend on, among other things, when employees exercise stock options.
      The Company currently adopted SFAS 123R effective January 1, 2006, utilizing the modified prospective method based on the new effective date announced by the SEC.
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3. Statement 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect this statement to have a material effect on its reporting.
      SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and No. 140 and SFAS No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140 were recently issued. These statements have no current applicability to the Company and have no effect on its financial position, results of operations, or cash flows.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 4 — ACQUISITIONS

World of Outlaws, Inc.
      On February 4, 2004 the Company completed the acquisition of substantially all the assets of World of Outlaws. World of Outlaws is one of the premier sanctioning bodies and touring racing series for dirt track racing across the United States. The acquisition allowed the Company to pursue its business plan to create a racing and sports entertainment company. The purchase price consisted of:

•	Cash and acquisition costs of $2,419,319

•	Forgiveness of $1,450,000 plus accrued interest of $21,815 promissory note payable to the Company

•	Assumptions of obligations for $612,500 in deposits World of Outlaws had received for sanctioning of future sprint car racing events

•	Assumption of $777,677 of other obligations of World of Outlaws
      The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Transportation equipment	$184,926
Other equipment	8,875
Trade-marks and Trade-names	142,452
Goodwill	4,945,058

Total assets acquired	5,281,311

Advances from promoters	612,500
Other current obligations	777,677

Total liabilities assumed	1,390,177

Net consideration paid in cash and debt forgiveness	$3,891,134

      With the purchase of World of Outlaws, the Company acquired the corporate name “World of Outlaws, Inc.” and all associated trade-names, trade-marks, and trade-mark registrations. This allows the Company to sanction World of Outlaws sprint-car racing events and expand into other series, such as a World of Outlaws late-model series, without restrictions.

Dirt Motorsports, Inc.
      In October 2003, the Company made a cash deposit of $1,000,000 and issued 1,558,334 shares of its common stock to the owners of Dirt and two affiliated tracks known as Rolling Wheels Dirt Race Track and Cayuga County Dirt Track towards the acquisition of these properties. This series of transactions is referred to as the “Dirt Acquisitions”. Effective May 24, 2004, the Company, through its wholly owned subsidiary, Boundless Racing, Inc., a Texas corporation (“Boundless Racing”), consummated the acquisition of substantially all of the assets of Finger Lake International, Inc., a New York corporation (“FLI”), pursuant to an Asset Purchase Agreement. The Company, through a separate wholly-owned subsidiary, had previously entered into an agreement to purchase the FLI assets (the “First Asset Purchase Agreement”), but the previous arrangement was mutually terminated in favor of the Asset Purchase Agreement.
      In exchange for the assets and real property acquired, which consisted of the Rolling Wheels motor sports racing track located in Elbridge, New York, the Company paid $1,088,777 to FLI consisting of (a) cash in an aggregate of $1,000,000, and (b) 300,000 shares of the Company’s common stock,

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$0.0001 par value per share. The Company also incurred $28,777 of costs relating to the acquisition. The Shares issued to FLI in connection with this acquisition were issued by the Company pursuant to an exemption (Section 4(2)) from the registration requirements of the Securities Act of 1933, as amended and are restricted shares.
      Effective August 6, 2004, the Company, through Boundless Racing, consummated the acquisition of all of the outstanding shares of capital stock of Dirt, pursuant to a Stock Purchase Agreement, dated August 13, 2003, as amended and extended.
      In exchange for the outstanding capital stock of Dirt, the Company paid to Mr. Glenn Donnelly, the sole shareholder of DIRT, $2,107,180 consisting of (a) cash in an aggregate amount of $1,775,000, of which $925,000 remained unpaid and based upon the final accounting was expected to ultimately reduce the purchase price, and (b) 591,667 shares of the Company’s common stock, paid to Mr. Donnelly in October 2003. The Company also incurred $221,308 of costs relating to the acquisition. The Shares issued to Mr. Donnelly in connection with the acquisition of Dirt were issued by the Company pursuant to an exemption (Section 4(2)) from the registration requirements of the Securities Act of 1933, as amended.
      During the year ended September 30, 2005 the Company resolved the contingent purchase amount which ultimately released the Company from any further obligations for the purchase price. As a result the Company reduced its accrued liabilities and goodwill by $925,000 during the current period.
      On August 31, 2004 the Company consummated the acquisition of the Cayuga County race track. In exchange for the assets and real property acquired, which consisted of the Cayuga County motor sports racing track located in Cayuga County, New York, the Company paid $2,293,333 consisting of (a) cash in of $2,150,000, and (b) 716,667 shares of the Company’s common stock which were previously paid and credited toward the purchase price.
      The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the dates of closing of the DIRT Acquisitions:

	DIRT	Rolling Wheels	Cayuga County

Current Assets	$459,217	$—	$—
Property and Equipment	249,635	1,088,777	2,293,333
Goodwill	2,536,700	—	—
Total assets acquired	3,245,552	1,088,777	2,293,333
Current Liabilities	1,130,910	—	—
Net assets acquired	$2,114,642	$1,088,777	$2,293,333

United Midwestern Promoters Motorsports, LLC
      Effective November 30, 2004, the Company, entered into and consummated a Membership Interests Purchase Agreement by and among UMP, and its members, National Speedways of Iowa, Inc., Track Enterprises, Inc., Ken Schrader Racing, Inc., and Lebanon Valley Auto Racing Corp. (the “UMP Purchase Agreement”), pursuant to which the Company acquired all of the outstanding membership interests in UMP, in exchange for an aggregate purchase price of $2,400,000, of which, $200,000 was previously paid under the terms of a letter of intent among the parties, $1,600,000 was paid in cash at closing, and the remaining $600,000 was satisfied through the issuance of 164,384 shares of the Company’s common stock. In addition, at closing the Company issued to certain members of UMP warrants to purchase an aggregate of 40,000 shares of the Company’s common stock for $3.65 per share. These warrants were valued at an aggregate amount of $132,187 based on Black-Scholes modeling and the fair market value of the warrants at the time of issuance.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      UMP is a dirt track race sanctioning body, and as such, sanctions races for both late model and open wheel modified cars. UMP assets include its agreements with drivers competing in its races, and sponsorship agreements with racing event sponsors. Under the terms of the UMP Purchase Agreement, if the average closing price of the Company’s common stock for the ten-trading days immediately preceding the one-year anniversary of the date of the closing of the acquisition (the “Average Anniversary Price”) is less than $3.65 per share, then the Company shall, at its sole election, either (a) issue additional shares of its common stock equal to the difference between: (i) $600,000 divided by the Average Anniversary Price, less (ii) 164,384, or (b) purchase the 164,384 shares at a purchase price of $3.65 a share.
      The UMP acquisition amount was allocated as follows based on the preliminary determination of fair values:

Cash paid for acquisition	$1,800,000
Value of stock issued	600,000
Value of warrants issued	132,187
Accrued points fund	443,200
Accounts payable assumed	355,000
Closing costs	125,443

$3,455,830

Allocation to goodwill	$3,056,330
Allocation to land, buildings and equipment	99,500
Allocation to trademarks	100,000
Allocation to contract rights	200,000
$3,455,830
      As part of the UMP acquisition, the Company acquired the contractual rights to the NVE Pharmaceuticals, Inc. (“NVE”) sponsorship agreement (the “NVE Agreement”). The NVE Agreement commenced in 2004 and was amended in 2005. Future sponsorship commitments under the NVE Agreement by year are as follows:

Sponsorship
Year	Commitment

2005	$750,000
2006	950,000

Total	$1,700,000

      In addition, sponsorship revenues will include 10% of gross revenues for sales of NVE products sold at tracks and additional retail outlets established by the Company.
      The Company began to experience collection delays in amounts due from NVE during the year ended September 30, 2005. Additionally, future collections under the agreement are uncertain and as such, the Company has determined that amounts initially allocated to contract rights have been impaired. The impairment was recorded in the financial statements as of and for the year ended September 30, 2005.
      UMP also had sponsorship agreements in place with a tire company, which call for payments of sponsorship fees based solely on the number of tires sold at each of the Company’s races. UMP received $532,000 and $548,000 in sponsorship revenues from this tire company during the 12 months ended November 30, 2004 and December 31, 2005 respectively. These tire sponsorship agreements expire in 2007.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Lernerville Speedway
      On November 7, 2004, the Company, through Boundless Racing, entered into an Asset Purchase Agreement (the “Lernerville Agreement”) with LSI, and Helen W. Martin, Donny Martin-Roenigk, and Patty Martin-Roenigk, pursuant to which the Company purchased substantially all of the assets of LSI and certain real estate owned by Ms. Martin and comprising the racing facility used by LSI and known as the “Lernerville Speedway” (the “Assets”). This purchase was consummated on March 15, 2005.
      The terms of the Lernerville Agreement require Boundless Racing to pay a total purchase price of $3,240,000 for the assets as follows:

(a) $500,000 was paid at the closing of the transactions under the Lernerville Agreement;

(b) $110,000 was paid on May 30, 2005;

(c) $110,000 was paid on October 30, 2005;

(d) $110,000 will be payable on or prior to May 30, 2006;

(e) $110,000 will be payable on or prior to May 30, 2007; and
      The remaining $2,300,000 is payable pursuant to the terms of a four year promissory note bearing interest at seven percent per year, with accrued interest payable annually.
      The four $110,000 payments described above, as well as the promissory note, are secured by a mortgage on the Lernerville Speedway facility, and are guaranteed by the Company.
      The Lernerville acquisition amount was allocated based on the estimated fair value as follows:

Consideration:
Cash paid at closing	$500,000
Notes payable issued	2,300,000
Mortgage notes payable issued	440,000
Direct transaction costs	138,249

Total purchase price	$3,378,249
Land	(1,124,800)
Building & improvements	(1,590,000)
Vehicles and other operating assets	(104,000)

Excess of cost over fair value of net identifiable assets (goodwill)	$559,449

Mid America Racing Series (“MARS”)
      On March 10, 2005, the Company entered into and consummated an Asset Purchase Agreement (the “MARS Agreement”) with Mid America Racing Series (“Mid America”) and Mr. R. Mooney Starr pursuant to which the Company acquired all of the assets, free and clear of any and all liabilities and encumbrances, related to the business of sanctioning and conducting the dirt track racing events known as the Mid America Racing Series (MARS). The assets were acquired in exchange for an aggregate purchase price of $150,000.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The purchase price was allocated based on the preliminary estimated fair value as follows:

Vehicles	$1,500
Communications equipment	500
Excess of cost over fair value of identifiable assets (goodwill)	148,000

Total purchase price	$150,000

Volusia Speedway
      On June 30, 2005, the Company, through Volusia Operations, LLC, a newly formed Florida wholly-owned subsidiary (“Volusia Operations”), acquired substantially all of the assets of Volusia Speedway, in exchange for an aggregate purchase price of $3,600,000, of which $1,600,000 was paid in cash, and the balance was paid by delivery of a five-year promissory note issued by Volusia Operations (the “Volusia Note”). The Volusia Note bears interest at one percent over prime, as adjusted quarterly, is amortized over ten years, and is payable in fifty-nine equal monthly installments of $24,000, with the balance of the outstanding principal and accrued interest being due on June 30, 2010. The Volusia Note is secured by a mortgage on the real property, and security agreement covering the other assets acquired from Volusia Speedway. Payments under the Volusia Note are also guaranteed by the Company.
      The Volusia Speedway purchase consideration was allocated based on the preliminary estimated fair value as follows:

Consideration:
Cash paid at closing	$1,600,000
Notes payable issued	2,000,000
Direct transaction costs	26,393

Total purchase price	$3,626,393
Land	(2,700,000)
Buildings & equipment	(926,393)

NOTE 5 — PROPERTY AND EQUIPMENT
      Property and equipment consisted of the following at March 31, 2006 and December 31, 2005:

	Cost
	March 31, 2006	December 31, 2005	Depreciable Life

	(Unaudited)
Land	6,916,338	6,916,338	N/A
Transportation equipment	1,435,035	1,390,253	5 - 7 years
Buildings and grandstands	3,271,825	3,213,600	7 - 40 years
Office furniture and equipment	355,391	293,464	3 - 7 years
	11,978,589	11,813,655
Less accumulated depreciation	(1,177,836)	(1,018,296)
Property and equipment, net	$10,800,753	$10,795,359
      Depreciation is computed on a straight-line basis. Depreciation expense for the three month periods ended March 31, 2006 and December 31, 2005 $220,297 and $167,041, respectively.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 6 — GOODWILL AND OTHER INTANGIBLE ASSETS
      As discussed in Note 4, the Company conducts an annual impairment test as required by SFAS No. 142. Under SFAS 142, goodwill impairment is deemed to exist if the carrying value of a reporting unit exceeds its estimated fair value. In calculating the impairment charge, the fair values of the reporting units were estimated using the expected present value of future cash flows from those units. The World of Outlaws acquisition, the DIRT acquisition, the UMP acquisition, the MARS acquisition, and the Lernerville acquisition were treated as separate reporting units for purposes of making these impairment calculations. As of December 31, 2005, the Company had $1,508,440 of goodwill net of impairments of $8,812,097. This goodwill which was incurred in connection with the acquisition of the World Of Outlaws, DIRT, UMP, LSI and MARS. Goodwill was impaired by $2,954,978 (all related to World of Outlaws purchase) at September 30, 2004 resulting in a charge against current earnings at September 30, 2004. As of September 30, 2005 the UMP series Goodwill was impaired by $2,218,171. World of Outlaws Goodwill was impaired by an additional $2,027,248. DIRT was impaired by $1,611,700 all resulting in a charge against current earnings at September 30, 2005. There was no additional goodwill impairment recognized in the quarter ended March 31, 2006.
NOTE 7 — ACCRUED LIABILITIES
      Accrued liabilities at March 31, 2006 and December 31, 2005 consisted of the following:

	March 31,	December 31,
	2006	2005

	(Unaudited)
Points fund	$377,472	$—
Salaries, wages and other costs in connection with office closing	32,745	199,059
Interest	814,819	491,914
Acquisition liabilities	103,500	103,500
Other accrued liabilities	360,176	214,708

Total Accrued Liabilities	$1,688,712	$1,009,181
NOTE 8 — DEFERRED REVENUE
      Deferred revenues at March 31, 2006 and December 31, 2005 consisted of the following:

	March 31,	December 31,
	2006	2005

	(Unaudited)
Sanction fee advances	$133,258	$48,958
Sponsorship prepayments	307,186	129,826
Memberships	112,962	—
Season Passes/ Prepaid Tickets	179,215	—

	$732,621	$178,784
NOTE 9 — NOTES PAYABLE
      On July 30, 2004, the Company entered into an agreement with Boundless Investments, LLC (“Boundless Investments”) to refinance an existing $2,000,000 promissory note issued by the Company to Boundless Investments on May 19, 2004 (the “Boundless Investments Note”). Terms of this refinancing reduced the interest rate on the Boundless Investments Note from 12% to 8%, eliminated the collateral requirement, and eliminated the requirement for certain shareholders guarantees.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As part of such agreement, certain shareholders delivered to Boundless Investments, 4,000,000 shares of their personal restricted common stock of the Company. Boundless Investments then returned these 4,000,000 shares of common stock to the Company in exchange for warrants to buy 4,000,000 shares of the Company common stock at an exercise price of $0.001 per share. Boundless Investments then sold these warrants to an unrelated third party for $800,000, or $0.20 per share.
      In accordance with Emerging Issues Task Force Pronouncement 96-19, $800,000 the value of the shares issued to Boundless Investments by a shareholder on behalf of the Company was charged to operations during the year ended September 30, 2004 as a debt extinguishment expense.
      In connection with the Company’s financing in February 2005 (see Note 10) (the “Series B Financing”), the Company entered into an exchange letter agreement with Boundless Investments, pursuant to which the Company converted approximately $1,045,000 of the Boundless Investments Note into 425.786 shares of Series A Convertible Preferred Stock and Series A Warrants to purchase 340,629 shares of common stock. The Boundless Investments Note provided for conversion into shares of Series A Preferred Stock with a value equal to 110% of the principal of and accrued interest thereon. The increased conversion preference of $102,955 was recorded as additional interest expense for the year ended September 30, 2005. The Boundless Investments Note was subsequently amended to reflect the unconverted principal balance of $1,000,000 and the option of the holder to convert the principal of and interest on the Boundless Investments Note into Series B Convertible Preferred Stock of the Company (“Series B Preferred Stock”).
      Unaudited detail of notes payable as of March 31, 2006 is as follows:

$1,000,000 principal amount of the Boundless Investments Note. The Boundless Investments note bears interest at 8% per annum, payable quarterly, and matures on May 19, 2007. Boundless Investments has the option to convert the outstanding principal plus accrued interest into shares of Series B Preferred Stock at a conversion ratio equal to 110% of the outstanding principal and interest at the conversion date. The Company incurred initial loan acquisition fees of $201,765. These fees were amortized to interest expense over six months, the period required for the preferential conversion features to vest. The initial proceeds of $2.0 million from the issuance of the Boundless Investments Note, the beneficial conversion ratio effective six months after the conversion date, and the warrants associated with the beneficial conversion rights were allocated to each instrument based on their fair values. The sum of the relative fair value of the beneficial conversion ratio and the warrants associated with the beneficial conversion rights was determined to be in excess of the total proceeds received by the Company; therefore, the entire amount of proceeds was considered non-cash discount. The debt discount was amortized to interest expense over the period from the date of issuance to the date of earliest conversion, six months from the date of issuance. The Company reported additional interest expense of $1,000,000 in the fiscal quarter ended December 31, 2004 related to the amortization of the discount on this note.

$220,000 note payable issued in connection with the purchase of Lernerville Speedway, which is due in $110,000 installments on May 30, 2006 and May 30, 2007. These notes are secured by a mortgage on the Lernerville Speedway Facility. Included in these notes are interest charges totaling $30,000.

$2,310,000 notes payable issued in connection with the purchase of Lernerville Speedway, bearing interest at 7% payable annually. The balance is due upon maturity on March 15, 2009. This note is secured by a mortgage on the Lernerville Speedway Facility.

$2,000,000 note payable issued in connection with the purchase of Volusia Speedway, bearing interest at one percent over prime and payable in fifty-nine equal monthly installments commencing at $24,000 per month and adjusted quarterly for changes in interest rates with the balance of the

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

outstanding principal and accrued interest due on June 30, 2010. The outstanding principle balance on this note was $1,882,847 as of March 31, 2006. This note is secured by a mortgage on the real property, and security agreement covering the other assets acquired from Volusia Speedway. Payments under the Note are also guaranteed by the Company.

$1,000,000 note payable to an individual bearing interest at 8% and due on May 15, 2006. This note was issued in connection with the reacquisition by the Company of 663,999 shares of its common stock.

$290,000 note payable to an individual bearing interest at 8% and payable in 5 monthly installments of $48,333 commencing on January 15, 2006 and a final payment of $48,335 due on June 15, 2006.

$103,725 in various vehicle notes payable, bearing interest at 6.25% and due in monthly installments of principal and interest through February 2011.

$9,173,561 of promissory notes payable to existing shareholders classified as current, due and payable on the first to occur of: (i) October 27, 2006 (ii) the completion of an equity or equity linked financing with gross proceeds of $9,000,000 or (iii) the acceleration of the obligations under the promissory notes. These promissory notes bear interest at 8% for the first 6 months from the date of issuance and 12% for the next 6 months and is payable on a quarterly basis. Upon the occurrence of an event of default interest will increase to a rate of 14%. The Company issued 1,262,500 of warrants in connection with these promissory notes. A $4.3 million value for the warrants was determined based on the Black-Scholes fair value method and is recorded as a non-cash debt discount. The debt discount was recorded at the date of issuance and the fees and warrant value will be amortized as interest expense over the terms of the promissory notes payable. Amortization expense for the three months ended March 31, 2006 was $1,087,000. The proceeds from these promissory notes were used to repay existing debt of $6,250,000 and accrued interest of $123,561 and to fund future operations.

$2,275,000 of promissory notes payable to existing shareholders classified as current, due and payable on the first to occur of: (i) April 30, 2006 (ii) the completion of an equity or equity linked financing with gross proceeds of $9,000,000 or (iii) the acceleration of the obligations under the promissory notes. These promissory notes bear interest at 8% and is payable on a quarterly basis. Upon the occurrence of an event of default interest will increase to a rate of 14%. The Company issued 568,750 of warrants in connection with these promissory notes. A $1.7 million value for the warrants was determined based on the Black-Scholes fair value method and is recorded as a non-cash debt discount. The debt discount was recorded at the date of issuance and the fees and warrant value will be amortized as interest expense over the terms of the promissory notes payable. Amortization expense for the three months ended March 31, 2006 was $219,860. The proceeds from these promissory notes were used to fund future operations.

$33,000 of other current non-interest bearing notes payable.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The aggregate amounts of maturities of debt during each of the years ending March 31, 2007 through 2011 are:

2007	$13,053,185
2008	1,293,574
2009	196,359
2010	2,520,033
2011 +	1,224,982

$18,288,133

      Notes payable at December 31, 2005 consisted of the following:

$1,000,000 principal amount of the Boundless Investments Note. The Boundless Investments note bears interest at 8% per annum, payable quarterly, and matures on May 19, 2007. Boundless Investments has the option to convert the outstanding principal plus accrued interest into shares of Series B Preferred Stock at a conversion ratio equal to 110% of the outstanding principal and interest at the conversion date. The Company incurred initial loan acquisition fees of $201,765. These fees were amortized to interest expense over six months, the period required for the preferential conversion features to vest. The initial proceeds of $2.0 million from the issuance of the Boundless Investments Note, the beneficial conversion ratio effective six months after the conversion date, and the warrants associated with the beneficial conversion rights were allocated to each instrument based on their fair values. The sum of the relative fair value of the beneficial conversion ratio and the warrants associated with the beneficial conversion rights was determined to be in excess of the total proceeds received by the Company; therefore, the entire amount of proceeds was considered non-cash discount. The debt discount was amortized to interest expense over the period from the date of issuance to the date of earliest conversion, six months from the date of issuance. The Company reported additional interest expense of $1,000,000 in the fiscal quarter ended December 31, 2004 related to the amortization of the discount on this note.

$220,000 note payable issued in connection with the purchase of Lernerville Speedway, which is due in $110,000 installments on May 30, 2006 and May 30, 2007. These notes are secured by a mortgage on the Lernerville Speedway Facility. Included in these notes are interest charges totaling $36,500.

$2,310,000 notes payable issued in connection with the purchase of Lernerville Speedway, bearing interest at 7% payable annually. The balance is due upon maturity on March 15, 2009. This note is secured by a mortgage on the Lernerville Speedway Facility.

$2,000,000 note payable issued in connection with the purchase of Volusia Speedway, bearing interest at one percent over prime and payable in fifty-nine equal monthly installments commencing at $24,000 per month and adjusted quarterly for changes in interest rates with the balance of the outstanding principal and accrued interest due on June 30, 2010. The outstanding principle balance on this note was $1,922,504 as of December 31, 2005. This note is secured by a mortgage on the real property, and security agreement covering the other assets acquired from Volusia Speedway. Payments under the Note are also guaranteed by the Company.

$1,000,000 note payable to an individual bearing interest at 8% and due on May 15, 2006. This note was issued in connection with the reacquisition by the Company of 768,999 shares of its common stock.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$290,000 note payable to an individual bearing interest at 8% and payable in 5 monthly installments of $48,333 commencing on January 15, 2006 and a final payment of $48,335 due on June 15, 2006.

$33,000 non-interest bearing note payable to an individual due in equal installments of $16,500 payable in November and December of 2005.

$108,129 in various vehicle notes payable, bearing interest at 6.25% and due in monthly installments of principal and interest through February 2011.

$9,173,561 of promissory notes payable to existing shareholders classified as current, due and payable on the first to occur of: (i) October 27, 2006 (ii) the completion of an equity or equity linked financing with gross proceeds of $9,000,000 or (iii) the acceleration of the obligations under the promissory notes. These promissory notes bear interest at 8% for the first 6 months from the date of issuance and 12% for the next 6 months and is payable on a quarterly basis. Upon the occurrence of an event of default interest will increase to a rate of 14%. The Company issued 1,262,500 of warrants in connection with these promissory notes. A $4.3 million value for the warrants was determined based on the Black-Scholes fair value method and is recorded as a non-cash debt discount. The debt discount was recorded at the date of issuance and the fees and warrant value will be amortized as interest expense over the terms of the promissory notes payable. Amortization expense for the three months ended December 31, 2005 was $0.8 million. The proceeds from these promissory notes were used to repay existing debt of $6,250,000 and accrued interest of $123,561 and to fund future operations.
      The aggregate amounts of maturities of debt during each of the years ending December 31, 2005 through 2011 are:

2006	10,763,321
2007	1,302,511
2008	193,081
2009	2,516,828
2010	1,277,926
2011	3,528

$16,057,195

NOTE 10 — STOCKHOLDERS’ EQUITY
      On November 30, 2004, the Company issued 164,384 shares of unregistered common stock and warrants to purchase 40,000 shares of the Company’s common stock in connection with the UMP acquisition as described in Note 4 above. The stock was valued at $600,000 and the warrants were valued at $132,187.
      On June 30, 2005, the Company issued warrants to purchase 774,000 shares of the Company’s common stock in connection with the issuance of $4 million in promissory notes as described in Note 9 above. The warrants were valued at $3.4 million.
      Effective July 26, 2005, the Company entered into and consummated a securities exchange agreement with Paul A. Kruger, the Company’s Chairman of the Board and Chief Executive Officer, pursuant to which Mr. Kruger surrendered 1,500,000 shares of the Company’s common stock, which shares were subsequently canceled by the Company, in exchange for a five year warrant to purchase 750,000 shares of

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the Company’s common stock, at an exercise price of $5.00 per share. The effect of these transactions was to reduce common stock by $150 and increase additional paid in capital by $150.
      Effective August 9, 2005, the Company, Mr. Kruger, Bobby Hartslief (the former Chief Operating Officer and a director of the Company), and members of Mr. Hartslief’s family entered into a Business Relationship Termination Agreement (the “Termination Agreement”). The Termination agreement provided for, among other things, the payment by the Company to Mr. Hartslief of $180,000 as severance pay, the cancellation of 50,000 issued shares of common stock of the Company owned by the Hartslief family and all other unissued stock and/or option grants made to Mr. Hartslief, the granting of an option to the Company, or its designee, to purchase the remaining 250,000 shares of common stock of the Company owned by the Hartslief family at a price of $2.00 per share, and the mutual releases by the Company and Mr. Kruger, on the one hand, and the Hartslief Family, on the other hand. In addition, as part of the Termination Agreement, Mr. Hartslief agreed for a period of one-year not to compete against the Company in the business of dirt track motor sports racing or the promotion and/or sanctioning of dirt track motor sports racing. The $180,000 severance payment was expenses in 2005. The par value of the cancelled shares was transferred from common stock to additional paid in capital during 2005.
      Effective September 22, 2005, the Company and Glenn Donnelly (Consultant) entered into a Business Relationship Termination Agreement (the “Termination Agreement”). The Termination Agreement provided for, among other things, the payment by the Company to Mr. Donnelly of $1,000,000 cash, a note payable in the amount of $500,000, the cancellation of 768,999 issued shares of common stock of the Company owned by Mr. Donnelly, and 500,000 shares currently held by Donnelly to be re-issued. In addition, as part of the Termination Agreement, Mr. Donnelly agreed for a period of two-years not to compete against the Company in the business of dirt track motor sports racing or the promotion and/or sanctioning of dirt track motor sports racing. As of September 30, 2005 the cash payment due to Mr. Donnelly remained unpaid. Subsequent to year end this settlement amount was reduced to $1,290,000. The Company has retroactively reflected the $210,000 reduction in the termination agreement as of September 30, 2005. The entire $1,290,000 settlement was treated as the cost of retiring the 768,999 shares of stock returned by Glenn Donnelly and cancelled.

Preferred Stock
      Effective July 30, 2004, the Company issued 4,790.37 shares of its newly designated Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Stock”) and warrants to purchase 3,832,297 shares of it’s common stock, $0.0001 par value per share (the “Series A Warrants”), for an aggregate sales price of $11,560,199 net of offering cost of $1,373,796. In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $2,700 per share (the “Liquidation Preference Amount”) of the Series A Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series A Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock on a parity with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Series A Stock is convertible at any time into an aggregate of 4,790,370 shares of common stock, representing a conversion price of $2.70 per share. Subject to an effective registration statement covering the resale of the shares of common stock into which the Series A Stock is convertible, the Series A Stock will automatically convert into shares of common stock after January 26, 2005, if (a) the closing bid price of our common stock is equal to or greater than $6.00 per share for ten consecutive trading days, and (b) the dollar trading volume for each of the ten trading days exceeds $500,000.
      The Series A Warrants have a term of seven years at an exercise price of $3.00 per share. Subject to an effective registration statement covering the resale of the shares of common stock issuable upon exercise of the Series A Warrants, the Company may redeem the Series A Warrants for $0.0001 per warrant at any time after July 29 2006, if (a) the closing bid price of our common stock is equal to or greater than $6.00 per share for ten consecutive trading days, and (b) the dollar trading volume for each of the ten trading days exceeds $500,000. Commencing one year following the date of the initial issuance of the Series A Preferred Stock , the holders of record of shares of Series A Preferred Stock shall be entitled to receive dividends at the rate of four percent (4%) of the stated Liquidation Preference Amount per share per annum and increasing to six percent (6%) of the stated Liquidation Preference Amount per share per annum commencing two years following the Issuance date, payable semi-annually at the option of the Company in cash or in shares of Common Stock.
      The proceeds from issuance of the Series A Stock and the Series A Warrants were allocated to each instrument based on their relative fair values. Additionally, the Series A Stock included a beneficial conversion ratio at the issuance date. The fair value of the Warrants and the intrinsic value of the beneficial conversion ratio, limited to the amount of proceeds, are deemed a dividend to holders of the Preferred Stock. The Warrants are exercisable and the Preferred Stock is convertible immediately. The sum of the relative fair value of the Series A Warrants and the intrinsic value of the beneficial conversion ratio of the Series A Stock was determined to be in excess of the proceeds received by the Company; therefore, the entire $11,560,199 in proceeds is considered a non-cash dividend to the holders of the Series A Stock and was recorded at the date of issuance and included in the determination of net loss applicable to common stock. Commencing one year following the date of the initial issuance of the Series A Preferred Stock, the holders of record of shares of Series A Preferred Stock shall be entitled to receive dividends at the rate of four percent (4%) of the stated Liquidation Preference Amount per share per annum and increasing to six percent (6%) of the stated Liquidation Preference Amount per share per annum commencing two years following the Issuance date, payable semi-annually at the option of the Company in cash or in shares of Common Stock.
      The Series A Warrants expire on July 29, 2011 and have an exercise price of $3.00 per share. Subject to an effective registration statement covering the resale of the shares of common stock issuable upon exercise of the Series A Warrants, the Company may redeem the Series A Warrants in a cashless conversion at any time after July 29, 2006, if (a) the closing bid price of our common stock is equal to or greater than $6.00 per share for ten consecutive trading days, and (b) the dollar trading volume for each of the ten trading days exceeds $500,000.
      The Company entered into a registration rights agreement in connection with the issuance of the Preferred Series A shares. This agreement calls for the Company to file a registration statement by November 27, 2004. The agreement also calls for the registration statement to become effective by January 26, 2005. If these deadlines are not met the Company will be subject to liquidating damages to the preferred shareholders equal to 2% for the first calendar month and 1 1/2 % for each month thereafter of the issuance price of the preferred stock. The payment of liquidating damages, should any been incurred, would not result in the redemption of the preferred shares or the warrants associated therewith. Furthermore the preferred shareholders have no rights of redemption, should the Company fail to file a registration statement or if the registration statement fails to become effective.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On February 25, 2005, the Company entered into a Series B Convertible Stock Purchase Agreement pursuant to which the Company issued and sold 1,333.33 shares of its newly designated Series B Convertible Preferred Stock, par value $0.01 per share (“Series B Stock”) and warrants to purchase 666,667 shares of our common stock, $0.0001 par value per share (the “Series B Warrants”), for an aggregate purchase price of $4,000,000, which consisted of $3,300,000 in new investment and the conversion of $700,000 of outstanding debt into Series B Stock. In March 2005, the Company sold an additional 333.33 shares of Series B Convertible Preferred Stock and issued warrants to purchase 333,333 shares of our common stock for an aggregate purchase price of $1,000,000. The proceeds from issuance of the Series B Convertible Preferred Stock and Warrant issued and the fair value of the warrants issued to the holders of the Series B Stock has been allocated to each instrument based on their relative fair values. Additionally, the Series B Convertible Preferred Stock includes a beneficial conversion ratio at the issuance date. The fair value of the Warrants and the intrinsic value of the beneficial conversion ratio has been deemed a dividend to holders of the Series B Preferred Stock and considered a non-cash dividend recorded during the quarter and has been included in the determination of net loss applicable to common stock for the year ended September 30, 2005. Commencing eighteen months following the date of the initial issuance of the Series B Preferred Stock, the holders of record of shares of Series B Preferred Stock shall be entitled to receive dividends at the rate of four percent (4%) of the stated Liquidation Preference Amount per share per annum and increasing to six percent (6%) of the stated Liquidation Preference Amount per share per annum commencing 30 months following the issuance data payable semi-annually at the option of the Company in cash or in shares of Common Stock.
      The Company entered into a registration rights agreement in connection with the issuance of the Preferred Series B shares. This agreement calls for the Company to file a registration statement by April 11, 2005. The agreement also calls for the registration statement to become effective by June 13, 2005. If these deadlines are not met the Company will be subject to liquidating damages to the preferred shareholders equal to 2% for the first calendar month and 1 1/2 % for each month thereafter of the issuance price of the preferred stock. The payment of liquidating damages, should any been incurred, would not result in the redemption of the preferred shares or the warrants associated therewith. Furthermore the preferred shareholders have no rights of redemption, should the Company fail to file a registration statement or if the registration statement fails to become effective.
      In connection with the Series B financing, the Company entered into an exchange letter agreement, pursuant to which the Company converted approximately $1,045,000 in outstanding debt into 425.786 shares of Series A Convertible Preferred Stock, and Series A Warrants to purchase 340,629 shares of common stock. This conversion was completed in accordance with the conversion terms contained within the note. The note provided for the conversion of the note into Series A Preferred stock with a value equal to 110% of the note and accrued interest exchanged. The increased conversion preference of $102,955 was recorded as additional interest expense for the year ended September 30, 2005.
      On March 30, 2005, the Company entered into an Exchange Agreement with the holders of the Series A Stock pursuant to which the holders of the Series A Stock exchanged each outstanding share of Series A Stock for one share of Series B Convertible Preferred Stock. The Series A Stock was convertible into an aggregate of 5,216,151 shares of common stock, representing a conversion price of $2.70 per share. The Series B Convertible Stock converted into 5,216,151 shares of the Company’s common stock representing a conversion price of $3.00. The increase in the face value from the Series A to Series B Convertible Preferred Stock of $1,564,846 is a deemed dividend to the holders of the Series B Convertible Preferred Stock and has been included in the determination of net loss applicable to common stock for the transition period ended December 31, 2005.
      On February 25, 2005, the Company entered into a Series C Convertible Stock Purchase Agreement pursuant to which the Company converted common stock purchase warrants to purchase 4,000,000 shares

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of common stock at $0.001 per share into 2,125 shares of a newly designated Series C Convertible Preferred Stock with a stated value of $6,250,000, which shares are convertible into 2,125,000 shares of common stock, and Series C Warrants to purchase an additional 1,500,000 shares of common stock at an exercise price of $5.00 per share. The Company recorded the issuance of the Series C Convertible Preferred Stock as a dividend to the holders of the Series C Convertible Preferred Stock equal to the stated value of the preferred stock. A portion of the stated value was recorded as a decrease to additional paid in capital for the retirement of the warrants to purchase 4,000,000 shares of common stock at $0.001.
      The Company entered into a registration rights agreement in connection with the issuance of the Preferred Series C shares. This agreement calls for the Company to file a registration statement by April 11, 2005. The agreement also calls for the registration statement to become effective by June 13, 2005. If these deadlines are not met the Company will be subject to liquidating damages to the preferred shareholders equal to 2% for the first calendar month and 1 1/2 % for each month thereafter of the issuance price of the preferred stock. The payment of liquidating damages, should any been incurred, would not result in the redemption of the preferred shares or the warrants associated therewith. Furthermore the preferred shareholders have no rights of redemption, should the Company fail to file a registration statement or if the registration statement fails to become effective.
      The new issuance of $5.0 million of Series B Stock is convertible into an aggregate of 1,666,667 shares of common stock, representing a conversion price of $3.00 per share. The Series B Stock will automatically convert into shares into shares of common stock on the date at least one hundred eighty (180) days following the effective date of a registration statement covering the shares of common stock into which the Series B Stock is convertible, if (a) the closing bid price of our common stock is equal to or greater than $6.00 per share for ten consecutive trading days, and (b) the dollar trading volume for each of the ten trading days exceeds $500,000.
      The Series B Warrants have a term of seven years and are exercisable at an exercise price of $4.00 per share. The Series C Warrants have a term of seven years and are exercisable at an exercise price of $5.00 per share.
      The Company incurred $545,000 in placement agent and legal fees in connection with the issuance of the Series B Convertible Preferred Stock and is included as a reduction of additional paid in capital for the year ended September 30, 2005.
NOTE 11 — RELATED PARTY TRANSACTIONS
      The Company’s Chief Executive Officer, Paul A. Kruger leases an aircraft to Hildalgo Trading Company, LLC. Mr. Kruger previously leased an aircraft to Business Jet. The Company utilized both companies for travel services.
      The Company has spent approximately $15,000 and $30,000 with Hildalgo Trading Company, LLC and Business Jet for aircraft charter services during the three month periods ended March 31, 2006 and December 31, 2005, respectively.
      The Company rents office space for its corporate offices in Norman, Oklahoma, on a month-to-month basis, from an entity controlled by Mr. Kruger. During the three month periods ended March 31, 2006 and December 31, 2005 respectively, the Company incurred $39,120 and $39,122 of rent expense for the Company’s corporate offices.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 12 — INCOME TAXES
      The Company accounts for income taxes under Financial Accounting Standards Number 109 (“SFAS 109”), “Accounting for Income Taxes”. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be reversed.
      At December 31, 2005, the Company had net operating loss carry forwards of approximately $23,839,000 for federal income tax purposes. Net operating loss carry forwards generated prior to the merger, of approximately $120,000, of The Entity, Inc. will be limited due to change in control regulations under the Internal Revenue Code. Deferred tax assets and liabilities are comprised of the following as of December 31, 2005:

December 31,
2005

Deferred income tax assets
Tax effect of impairment of goodwill in excess of amounts amortized for income tax reporting purposes	$3,137,000
Tax effect of net operating loss carry forward	9,178,000
Deferred income tax liabilities	—
Tax effect of tax depreciation in excess of book depreciation	(74,000)

$12,241,000
Valuation allowance	(12,241,000)

Net deferred tax asset	$—

      A reconciliation of the difference between the expected tax benefit at the U.S. federal statutory rate and the Company’s of effective tax benefit for the three month periods ended December 31, 2005 and December 31, 2004 are as follows:

December 31,
2005

Income tax benefit — Federal	$1,348,000
Income tax benefit — State	180,000
Less valuation allowance	(1,528,000)

Income tax provision	$—

      At December 31, 2005, the Company had available unused net operating loss carryforwards that may be applied against future taxable income and that expire as follows:

Year of Expiration	Amount

2023	$475,000
2024	5,025,000
2025	18,339,000
$23,839,000

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 13 — COMMITMENTS
      The Company leases a truck for use in transporting merchandise and equipment to the tracks in connection with the Company’s weekly racing series. The lease agreement continues on a month to month basis at a monthly rate of $1,667.
      A wholly-owned subsidiary of the Company has a lease agreement for the Canandaigua Track through July 1, 2006 at a yearly rate of $22,000.
      As of March 31, 2006, total scheduled future minimum lease payments, under these operating leases are as follows:

	Payment Due by Period

		Less Than	2 to 3	4 to 5	After 5
Contractual Obligations	Total	1 Year	Years	Years	Years

	(Unaudited)
Operating leases	$138,548	$135,287	$3,261	$—	$—
      As of December 31, 2005, total scheduled future minimum lease payments, under these operating leases are as follows:

	Payment Due by Period

		Less Than	2 to 3	4 to 5	After 5
	Total	1 Year	Years	Years	Years

Operating leases	$127,806	$124,545	$3,261	$—	$—
      Operating lease expenses for the three month periods ended March 31, 2006 and December 31, 2005 $54,382 and $11,343, respectively.
      The Company has employment agreements with its executive officers and other employees, the terms of which expire at various times over the next three years. The aggregate commitment for future salaries at March 31, 2006 and December 31, 2005 was $2.4 million and $1.1 million, respectively.
NOTE 14 — LITIGATION AND CONTINGENCIES
      We are from time to time involved in various legal proceedings incidental to the conduct of our business. We believe that the outcome of all such pending legal proceedings will not, in the aggregate, have a material adverse effect on our business, financial condition, results of operations or liquidity.
NOTE 15 — SUBSEQUENT EVENTS
      In series of transactions completed on May 19, 2006, effective May 16, 2006, the Company entered into a Series D Convertible Preferred Stock Purchase Agreement pursuant to which the Company issued and sold 4,000 shares of Series D Convertible Preferred Stock (the “Series D Stock”) and warrants to purchase 1,200,000 shares of our common stock, $0.0001 par value per share (the “Series D Warrants”), for an aggregate purchase price of $12,000,000.
      The Series D Stock is convertible into an aggregate of 4,000,000 shares of common stock, representing a conversion price of $3.00 per share. The Series D Stock will automatically convert into shares of common stock on the date at least one hundred eighty (180) days following the effective date of a registration statement covering the shares of common stock into which the Series D Stock is convertible (“Registration Statement”), if (a) the closing bid price of our common stock is equal to or greater than $7.50 per share for ten consecutive trading days, (b) the dollar trading volume for each of the ten trading days exceeds $1,000,000, and (c) the Registration Statement is and has been effective without lapse or suspension of any kind, for a period of sixty consecutive calendar days or the shares of common stock into

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
which the Series D Stock is convertible may be sold to the public pursuant to Rule 144(k) under the Securities Act of 1933, as amended.
      The Series D Warrants have a term of five years and are exercisable at an exercise price of $4.50 per share. The Company may call the Series D Warrants at any time following the effective date of the Registration Statement covering the shares of common stock issuable upon exercise of the Series D Warrants, at a price of $0.001 per warrant, if (a) the per share market value our common stock is equal to or greater than $10.00 per share for ten consecutive trading days, (b) the dollar trading volume for each of the ten trading days exceeds $500,000, and (c) the Registration Statement is and has effective been, without lapse or suspension of any kind, for a period of sixty consecutive calendar days.
      The Company has agreed to file the Registration Statement covering the resale of the shares of common stock to be issued upon conversion of the Series D Stock and the Series D Warrants. In the event the Registration Statement has not been (a) filed on or before the fifteenth (15th) day following the filing of the Company’s Form 10-QSB for the fiscal quarter ended March 31, 2006, but in no event later than May 30, 2006, or (b) declared effective on the date that is the earlier of (i) the ninetieth (90th) day following the filing date or the date which is within three (3) business days of the date on which the Commission informs the Company (A) that the Commission will not review the Registration Statement, or (B) that the Company may request the acceleration of the effectiveness of the Registration Statement and the Company makes such request, then, in either event, the Company will be obligated to pay liquidated damages to the holders of the Series D Stock in the amount equal to two percent (2%) for the first calendar month (prorated for shorter periods) and one and one-half percent (1%) per calendar month there after (prorated for shorter periods) of the holder’s initial investment in the preferred shares, until such time as the Registration Statement is filed or declared effective, as the case may be; provided, however, that in no event shall liquidated damages payable to any holder resulting from any event that is within the control of the Company exceed ten percent (10%) of the holder’s initial investment.
      The Company also entered into exchange agreements pursuant to which each of its issued and outstanding shares of Series B Convertible Preferred Stock, par value $.01 per share (“Series B Stock”), and Series C Convertible Preferred Stock, par value $.01 per share (“Series C Stock”), were exchanged for an aggregate of 9,843.3 shares of the Company’s Series D Stock. The shares of Series D Stock issued in this exchange are convertible into 9,843,270 shares of common stock, the same number of shares of our common stock as the original Series B Stock and Series C Stock could have been converted.
      The Company also issued 4,400 shares of Series D and 1,320,178 Series D Warrants in pursuant to the exchange of $12,001,616 of short term promissory notes in connection with the Series D financing. Further, warrants to purchase an aggregate of 5,839,701 shares of common stock, at exercise prices ranging from $3.00 to $5.00 per share, were cancelled and exchanged into an aggregate of 917,087 shares of our common stock and warrants to purchase 542,738 shares of our common stock at $.001 exercise price with a term of five years.
      Additionally, the investors and certain other parties acquired an aggregate of 3,920,287 shares of our common stock at an aggregate purchase price of approximately $6,130,000. Of the shares acquired, 16,667 shares were obtained from a non-executive employee, 2,844,705 shares were obtained from Mr. Paul A. Kruger, our former Chairman and Chief Executive Officer, and 100,000 shares were obtained from Mr. Kruger’s children. The Company did not sell any new shares of common stock in this transaction. Mr. Kruger and the Company also entered into a warrant and stock option cancellation agreement and a mutual release agreement, pursuant to which Mr. Kruger surrendered warrants and options to purchase an aggregate of 500,000 shares of our common stock and Mr. Kruger resigned as our Chairman and Chief Executive Officer. Mr. Kruger, his children, another former employee and the former employee’s affiliates entered into a lock-up/leak out agreement with respect to their remaining common shares.

DIRT MOTOR SPORTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A cash fee equal to 10% of the gross proceeds received by the Company in connection with the sale of the Series D Stock and Warrants was paid to the Company’s placement agent and sub-placement agents. Further the Company’s placement agent and its registered assigns were issued five year warrants equal to 10% of the common shares issuable upon conversion of the Series D exercisable at the Series D conversion price. The Company’s placement agent was not paid a fee in connection with the sale of the $6,130,000 of common stock and was not issued warrants in connection with exchange of the Series B and Series C Preferred into Series D.
      The securities issued in connection with each of the above transactions were issued in private transactions, in reliance on an exemption from registration under Sections 4(1) and 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D promulgated thereunder, because each offering was a non-public offering to accredited investors.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification of Directors and Officers
      Our Certificate of Incorporation, filed as Exhibit 3.1 hereto, provides that we may indemnify its directors and officers against all liabilities incurred by reason of the fact that the person is or was a director or officer, employee or a fiduciary of the company. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the company. Pursuant to Colorado law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

(a) a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(b) any other proceeding in which the director is adjudged liable on the basis that he or she derived an improper personal benefit.
      Our Articles of Incorporation also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.
      Our Bylaws, filed as Exhibit 3.2 hereto, provide that we shall, upon a determination of our Board of Directors, indemnify our officers and directors to the fullest extend permitted under Colorado law against all liabilities incurred in by reason of the fact that the person is or was a director or officer of the company.
Other Expenses of Issuance and Distribution
      Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

Amount

SEC registration fee	$17,500
Printing expenses	$10,000
Accountants’ and legal fees and expenses	$20,000
Transfer agent’s and registrar’s fees and expenses	$5,000
Miscellaneous	$10,000

Total	$62,500

      The Registrant will bear all of the expenses shown above.
RECENT SALES OF UNREGISTERED SECURITIES
      Effective July 30, 2004, the Company issued 4,790.37 shares of its newly designated Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Stock”) and warrants to purchase 3,832,297 shares of it’s common stock, $0.0001 par value per share (the “Series A Warrants”), for an aggregate sales price of $11,560,199 net of offering cost of $1,373,796. The Series A Stock was convertible at any time into an aggregate of 4,790,370 shares of common stock, representing a conversion price of $2.70 per share. The Series A Warrants had a term of seven years at an exercise price of $3.00 per share. Commencing one year following the date of the initial issuance of the Series A Preferred Stock , the holders of record of shares of Series A Preferred Stock were entitled to receive dividends at the rate of four percent (4%) of the stated Liquidation Preference Amount per share per annum and increasing to six percent (6%) of the stated Liquidation Preference Amount per share per annum commencing two years following the Issuance date, payable semi-annually at the option of the Company in cash or in shares of Common Stock.
      On November 30, 2004, the Company issued 164,384 shares of unregistered common stock and warrants to purchase 40,000 shares of the Company’s common stock in connection with the acquisition of UMP. The warrants have a term of three years and are exercisable at an exercise price of $3.65.
      On February 25, 2005, the Company entered into a Series B Convertible Stock Purchase Agreement pursuant to which the Company issued and sold 1,333.33 shares of its newly designated Series B Convertible Preferred Stock, par value $0.01 per share (“Series B Stock”) and warrants to purchase 666,667 shares of our common stock, $0.0001 par value per share (the “Series B Warrants”), for an aggregate purchase price of $4,000,000, which consisted of $3,300,000 in new investment and the conversion of $700,000 of outstanding debt into Series B Stock. In March 2005, the Company sold an additional 333.33 shares of Series B Convertible Preferred Stock and issued warrants to purchase 333,333 shares of our common stock for an aggregate purchase price of $1,000,000. Commencing eighteen months following the date of the initial issuance of the Series B Preferred Stock, the holders of record of shares of Series B Preferred Stock were entitled to receive dividends at the rate of four percent (4%) of the stated Liquidation Preference Amount per share per annum and increasing to six percent (6%) of the stated Liquidation Preference Amount per share per annum commencing 30 months following the Issuance date, payable semi-annually at the option of the Company in cash or in shares of Common Stock. In connection with the Series B financing, the Company entered into an exchange letter agreement, pursuant to which the Company converted approximately $1,045,000 in outstanding debt into 425.786 shares of Series A Convertible Preferred Stock, and Series A Warrants to purchase 340,629 shares of common stock. This conversion was completed in accordance with the conversion terms contained within the note. The note provided for the conversion of the note into Series A Preferred stock with a value equal to 110% of the note and accrued interest exchanged.
      On March 30, 2005, the Company entered into an Exchange Agreement with the holders of the Series A Stock pursuant to which the holders of the Series A Stock exchanged each outstanding share of Series A Stock for one share of Series B Convertible Preferred Stock. The Series A Stock was convertible into an aggregate of 5,216,151 shares of common stock, representing a conversion price of $2.70 per share. The Series B Convertible Stock converted into 5,216,151 shares of the Company’s common stock representing a conversion price of $3.00.
      On February 25, 2005, the Company entered into a Series C Convertible Stock Purchase Agreement pursuant to which the Company converted common stock purchase warrants to purchase 4,000,000 shares of common stock at $0.001 per share into 2,125 shares of a newly designated Series C Convertible Preferred Stock with a stated value of $6,250,000, which shares are convertible into 2,125,000 shares of common stock, and Series C Warrants to purchase an additional 1,500,000 shares of common stock at an exercise price of $5.00 per share.
      The Series B Warrants had a term of seven years and were exercisable at an exercise price of $4.00 per share. The Series C Warrants had a term of seven years and were exercisable at an exercise price of $5.00 per share.
      On June 30, 2005, the Company issued warrants to purchase 774,000 shares of the Company’s common stock in connection with the issuance of $4 million in promissory notes. These warrants have a term of seven years and are exercisable at an exercise price of $5.00 per share.
      Effective July 26, 2005, the Company entered into and consummated a securities exchange agreement with Paul A. Kruger, the Company’s Chairman of the Board and Chief Executive Officer, pursuant to which Mr. Kruger surrendered 1,500,000 shares of the Company’s common stock, which shares were subsequently canceled by the Company, in exchange for a five year warrant to purchase 750,000 shares of the Company’s common stock, at an exercise price of $5.00 per share.

      On March 31, 2006 the Company issued warrants to purchase 568,750 shares of the Company’s common stock in connection with the issuance of $2,275,000 in promissory notes. These warrants have a term of six and a half and are exercisable at an exercise price of 4.50 per share.
      In series of transactions completed on May 19, 2006, effective May 16, 2006, the Company entered into a Series D Convertible Preferred Stock Purchase Agreement pursuant to which the Company issued and sold 4,000 shares of Series D Convertible Preferred Stock (the “Series D Stock”) and warrants to purchase 1,200,000 shares of our common stock, $0.0001 par value per share (the “Series D Warrants”), for an aggregate purchase price of $12,000,000.
      The Series D Stock is convertible into an aggregate of 4,000,000 shares of common stock, representing a conversion price of $3.00 per share. The Series D Stock will automatically convert into shares of common stock on the date at least one hundred eighty (180) days following the effective date of a registration statement covering the shares of common stock into which the Series D Stock is convertible (“Registration Statement”), if (a) the closing bid price of our common stock is equal to or greater than $7.50 per share for ten consecutive trading days, (b) the dollar trading volume for each of the ten trading days exceeds $1,000,000, and (c) the Registration Statement is and has been effective without lapse or suspension of any kind, for a period of sixty consecutive calendar days or the shares of common stock into which the Series D Stock is convertible may be sold to the public pursuant to Rule 144(k) under the Securities Act of 1933, as amended.
      The Series D Warrants have a term of five years and are exercisable at an exercise price of $4.50 per share. The Company may call the Series D Warrants at any time following the effective date of the Registration Statement covering the shares of common stock issuable upon exercise of the Series D Warrants, at a price of $0.001 per warrant, if (a) the per share market value our common stock is equal to or greater than $10.00 per share for ten consecutive trading days, (b) the dollar trading volume for each of the ten trading days exceeds $500,000, and (c) the Registration Statement is and has effective been, without lapse or suspension of any kind, for a period of sixty consecutive calendar days.
      The Company also entered into exchange agreements pursuant to which each of its issued and outstanding shares of Series B Convertible Preferred Stock, par value $.01 per share (“Series B Stock”), and Series C Convertible Preferred Stock, par value $.01 per share (“Series C Stock”), were exchanged for an aggregate of 9.843.3 shares of the Company’s Series D Stock. The shares of Series D Stock issued in this exchange are convertible into 9,843,270 shares of common stock, the same number of shares of our common stock as the original Series B Stock and Series C Stock could have been converted.
      The Company also issued 4,400 shares of Series D and 1,320,178 Series D Warrants in pursuant to the exchange of $12,001,616 of short term promissory notes in connection with the Series D financing. Further, warrants to purchase an aggregate of 5,839,701 shares of common stock, at exercise prices ranging from $3.00 to $5.00 per share, were cancelled and exchanged into an aggregate of 917,087 shares of our common stock and warrants to purchase 542,738 shares of our common stock at $.001 exercise price with a term of five years.
      The securities issued in connection with each of the above transactions were issued in private transactions, in reliance on an exemption from registration under Sections 4(1) and 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D promulgated thereunder, because each offering was a non-public offering to accredited investors.
EXHIBITS
UNDERTAKINGS
      The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) and any deviation from the high or low end of the estimated maximum range, may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.
      In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES
      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norman, Oklahoma, United States of America.

DIRT MOTOR SPORTS, INC.

By:	/s/ Tom Deery

Tom Deery, President and
Chief Executive Officer
Date: May 30, 2006

By:	/s/ Brian Carter

Brian Carter, Executive Vice President and
Chief Financial Officer
Date: May 30, 2006
      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

By:	/s/ Lyle W. Miller

Lyle W. Miller, Director
Date: May 30, 2006

By:	/s/ Dan W. Rumsey

Dan W. Rumsey, Director
Date: May 30, 2006

INDEX TO EXHIBITS

Exhibit
Number	Description

3.1	Certificate of Incorporation*
3.2	Certificate of Designation of the Relative Rights and Preferences of the Series D Convertible Preferred Stock (Incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2006).
4.1	Form of Series A Warrant. (Incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the Commission on August 4, 2004).
4.2	Form of Exchange Warrant. (Incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed with the Commission on August 4, 2004).
4.3	Registration Rights Agreement dated as of July 30, 2004, by and among Boundless Motor Sports Racing, Inc., a Colorado corporation, and the purchasers set forth therein. (Incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K filed with the Commission on August 4, 2004).
4.4	Form of Series B Warrant. (Incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the Commission on March 2, 2005).
4.5	Registration Rights Agreement dated as of February 25, 2005, by and among Boundless Motor Sports Racing, Inc., a Colorado corporation, and the purchasers set forth therein. (Incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed with the Commission on March 2, 2005).
4.6	Form of Series C Warrant. (Incorporated by reference to Exhibit 4.7 of the Company’s Current Report on Form 8-K filed with the Commission on March 2, 2005).
4.7	Registration Rights Agreement dated as of February 25, 2005, by and among Boundless Motor Sports Racing, Inc., a Colorado corporation, and the purchasers set forth therein. (Incorporated by reference to Exhibit 4.8 of the Company’s Current Report on Form 8-K filed with the Commission on March 2, 2005).
4.8	Form of Warrant dated June 30, 2005, issued by Boundless Motor Sports Racing, Inc. (Incorporated by reference to exhibit 10.2 of the Company’s current report on 8-K filed with the Commission on July 8, 2005).
4.9	Securities Exchange Agreement dated July 26, 2005, by and between Mr. Paul A. Kruger and Dirt Motor Sports, Inc. (Incorporated by reference to exhibit 10.1 of the Company’s current report on 8-K filed with the Commission on July 26, 2005).
4.10	Form of Warrant issued by Dirt Motor Sports, Inc. (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the Commission on January 23, 2006).
4.11	Form of Series D Convertible Preferred Stock Purchase Agreement, dated as of May 16, 2006, by and among Dirt Motor Sports, Inc., a Delaware corporation, and the purchasers set forth therein. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2006).
4.12	Form of Series D Warrant. (Incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2006).
4.13	Form of Series B Convertible Preferred Exchange Agreement, dated as of May 16, 2006, by and among Dirt Motor Sports, Inc., a Delaware corporation, and the holders set forth therein. (Incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2006).
4.14	Form of Series C Convertible Preferred Exchange Agreement, dated as of May 16, 2006, by and among Dirt Motor Sports, Inc., a Delaware corporation, and the holders set forth therein. (Incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2006).
4.15	Form of Warrant Exchange Agreement dated as of May 16, 2006, by and among Dirt Motor Sports, Inc., a Delaware corporation, North Sound Legacy Institutional Fund LLC, a Delaware limited liability company, and North Sound Legacy International Fund Ltd, a British Virgin Islands corporation. (Incorporated by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2006).

Exhibit
Number	Description

4.16	Form of Warrant Exchange Agreement dated as of May 16, 2006, by and among Dirt Motor Sports, Inc., a Delaware corporation, and Royal Bank of Canada. (Incorporated by reference to Exhibit 4.7 of the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2006).
4.17	Form of Registration Rights Agreement dated as of May 16, 2006. (Incorporated by reference to Exhibit 4.8 of the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2006).
5.1	Opinion of Jackson Walker L.L.P.*
10.1	Asset Purchase Agreement, dated as of February 4, 2004, by and among World Of Outlaws, Inc. a Texas corporation, Ted Johnson, Boundless Motor Sports Racing, Inc., a Colorado corporation, and WOWI Acquisition, Inc., a Texas corporation (Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Commission on February 10, 2004).
10.2	Stock Purchase Agreement, dated as of August 12, 2003, by and among World of Outlaws, Inc., a Texas corporation (‘WoO”), Ted Johnson, the holder of all outstanding capital of WoO, and the Company. (Incorporated by reference to Exhibit 2.9 of the Company’s Annual Report on Form 10-KSB filed for the year ended September 30, 2003).
10.3	Amendment No. 1 to Stock Purchase Agreement dated as of November 28, 2003, by and among World of Outlaws, Inc., a Texas corporation (‘WoO”), Ted Johnson, the holder of all outstanding capital of WoO, and the Company. (Incorporated by reference to Exhibit 2.10 of the Company’s Annual Report on Form 10-KSB filed for the year ended September 30, 2003).
10.4	Stock Purchase Agreement, dated as of August 13, 2003, by and among DIRT Motorsports, Inc., a New York corporation (‘DIRT”), Glenn Donnelly, the holder of all outstanding capital of DIRT, the Company, and Boundless Track Operations, Inc. a Nevada corporation (Incorporated by reference to Exhibit 2.3 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003).
10.5	Amendment No. 1 to Stock Purchase Agreement, dated as of October 2, 2003, by and among DIRT Motorsports, Inc., a New York corporation (‘DIRT”), Glenn Donnelly, the holder of all outstanding capital of DIRT, the Company, and Boundless Track Operations, Inc. a Nevada corporation (Incorporated by reference to Exhibit 2.4 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003).
10.6	Contract of Sale dated as of August 13, 2003, by and among Mr. Glenn Donnelly, the Company, and Boundless Track Operations, Inc. a Nevada corporation (Incorporated by reference to Exhibit 2.7 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003).
10.7	Amendment No. 1 to Contract of Sale dated as of October 3, 2003, by and among Mr. Glenn Donnelly, the Company, and Boundless Track Operations, Inc. a Nevada corporation (Incorporated by reference to Exhibit 2.8 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003).
10.8	Promissory Note dated May 19, 2004, by and between the Company and Boundless Investments, LLC.
10.9	Extension Agreement dated as of May 21, 2004, by and among DIRT Motorsports, Inc., Glenn Donnelly, Bruno M. DiMatteo, Paul Vitale, the Company, Boundless Track Operations, Inc., Boundless Racing, Inc., and Finger Lakes International, Inc. (Incorporated by reference to Exhibit 10.13 of the Company’s Quarterly Report on Form 10-QSB for the fiscal year ended March 31, 2004).
10.10	Asset Purchase Agreement dated as of May 24, 2004, by and among Finger Lake International, Inc., a New York corporation, Glenn Donnelly, Bruno M. DiMatteo and Paul Vitale, Boundless Motor Sports Racing, Inc., and Boundless Racing, Inc. (Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the Commission on June 2, 2004).
10.11	Subsequent Extension Agreement dated as of May 25, 2004, by and among DIRT Motorsports, Inc., Glenn Donnelly, Boundless Motor Sports Racing, Inc. and Boundless Racing, Inc. (Incorporated by reference to Exhibit 2.6 of the Company’s Current Report on Form 8-K filed with the Commission on August 12, 2004).

Exhibit
Number	Description

10.12	Amendment to Agreements dated as of July 30, 2004, by and among DIRT Motorsports, Inc., Glenn Donnelly, Boundless Motor Sports Racing, Inc. and Boundless Racing, Inc. (Incorporated by reference to Exhibit 2.7 of the Company’s Current Report on Form 8-K filed with the Commission on August 12, 2004).
10.13	Promissory Note dated July 30, 2004. (Incorporated by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K filed with the Commission on August 4, 2004).
10.14	Membership Interests Purchase Agreement, dated as of November 30, 2004, by and among United Midwestern Promoters Motorsports, LLC, National Speedways of Iowa, Inc., Track Enterprises, Inc., Ken Schrader Racing, Inc., Lebanon Valley Auto Racing Corp., and Boundless Motor Sports Racing, Inc. (Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Commission on December 6, 2004).
10.15	Form of Promissory Note dated January 13, 2005, issued by Boundless Motor Sports Racing, Inc. (Incorporated by reference to exhibit 10.1 of the Company’s current report on 8-K filed with the Commission on January 19, 2005).
10.16	Asset Purchase Agreement, dated as of June 7, 2005, by and among Volusia Operations, LLC, Volusia Speedway, Inc. and Richard F. Murphy. (Incorporated by reference to exhibit 10.1 if the Company’s current report on 8-K filed with the Commission on July 7, 2005).
10.17	Form of Promissory Note dated June 30, 2005, issued by Boundless Motor Sports Racing, Inc. (Incorporated by reference to exhibit 10.2 of the Company’s current report on 8-K filed with the Commission on July 7, 2005).
10.18	Form of Mortgage dated June 30, 2005, issued by Boundless Motor Sports Racing, Inc. (Incorporated by reference to exhibit 10.3 of the Company’s current report on 8-K filed with the Commission on July 7, 2005).
10.19	Form of Security Agreement dated June 30, 2005, by and between Volusia Operations, LLC and Richard F. Murphy. (Incorporated by reference to exhibit 10.4 of the Company’s current report on 8-K filed with the Commission on July 7, 2005).
10.20	Form of Guaranty dated June 30, 2005, issued by Boundless Motor Sports Racing, Inc. for the benefit of Richard F. Murphy. (Incorporated by reference to exhibit 10.5 of the Company’s current report on 8-K filed with the Commission on July 7, 2005).
10.21	Form of Promissory Note dated June 30, 2005, issued by Boundless Motor Sports Racing, Inc. (Incorporated by reference to exhibit 10.1 of the Company’s current report on 8-K filed with the Commission on July 8, 2005).
10.22	Business Relationship Termination Agreement dated August 9, 2005, by and among Dirt Motor Sports, Inc., a Delaware corporation, Bobby P. Hartslief, Renee Hartslief, Cale Henry Hartslief, Tess Jordan Hartslief and Paul A. Kruger (Incorporated by reference to exhibit 10.1 of the Company’s current report on 8-K filed with the Commission on August 10, 2005).
10.23	Business Relationship Termination Agreement dated November 18, 2005, by and among Dirt Motor Sports, Inc., a Delaware corporation, and Glenn Donnelly.
10.24	Form of Promissory Note, maturity date October 26, 2006 issued by Dirt Motor Sports, Inc. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on January 23, 2006).
10.25	Form of Promissory Note, maturity date April 30, 2006 issued by Dirt Motor Sports, Inc. (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Commission on January 23, 2006).
10.26	Stock Escrow Agreement dated as of October 24, 2005, by and among North Sound Legacy International Ltd, North Sound Legacy Institutional Fund LLC, Paul A. Kruger and Richard F. Dahlson (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the Commission on January 23, 2006).
10.27	Employment Agreement, dated as of February 20, 2006, by and between Dirt Motor Sports, Inc., and Rob Butcher (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on March 2, 2006).

Exhibit
Number	Description

10.28	Employment Agreement, dated as of February 20, 2006, by and between Dirt Motor Sports, Inc., and Ben Geisler (Incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K filed with the Commission on March 2, 2006).
10.29	Consulting Agreement, dated as of February 20, 2006, by and between Dirt Motor Sports, Inc., and Tom Deery (Incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K filed with the Commission on March 2, 2006).
10.30	Form of Mutual Release Agreement, dated as of May 19, 2006, by and between Dirt Motor Sports, Inc., a Delaware corporation, and Mr. Paul A. Kruger . (Incorporated by reference to Exhibit 4.9 of the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2006).
10.31	Form of Lock-Up by between Dirt Motor Sports, Inc., a Delaware corporation and Paul A. Kruger(Incorporated by reference to Exhibit 4.10 of the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2006).
16.1	Letter from Michael Johnson and Co., LLC dated April 28, 2004 regarding change in Certifying Accountant (incorporated by reference to Exhibit 16.1 of the Company’s Current Report on Form 8-K reporting under Item 4 filed with the Commission on April 28, 2004).
21.1	List of the Company’s Subsidiaries*
23.1	Consent of Independent Auditors*

*	Filed herewith